Exhibit 10.1

AEMETIS BIOGAS LLC

SERIES A PREFERRED UNIT PURCHASE AGREEMENT

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS		1
Section 1.1	Defined Terms Used in this Agreement	1
Section 1.2	Terms Generally	13
ARTICLE II. PURCHASE AND SALE		13
Section 2.1	Sale and Purchase of Series A Preferred Units	13
Section 2.2	Closings	13
Section 2.3	Use of Proceeds	15
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF COMPANY		16
Section 3.1	Representations and Warranties of the Company	16
Section 3.2	Organization, Good Standing, Power and Qualification	16
Section 3.3	Capitalization	16
Section 3.4	No Subsidiaries	17
Section 3.5	Authorization	17
Section 3.6	Issuance of Series A Preferred Units	17
Section 3.7	Governmental Consents and Filings	17
Section 3.8	Litigation	18
Section 3.9	Intellectual Property	18
Section 3.10	Compliance with Other Instruments; No Conflict	18
Section 3.11	Project Contracts; Material Agreements; Other Actions	19
Section 3.12	Certain Transactions	19
Section 3.13	Rights of Registration and Voting Rights	20
Section 3.14	Title to Assets	20
Section 3.15	Projections	20
Section 3.16	Employee Matters	20
Section 3.17	Tax Returns and Payments	22
Section 3.18	Insurance	22
Section 3.19	Permits; DDRDP Grants	22
Section 3.20	Real Property Holding Company	22
Section 3.21	Environmental and Safety Laws	23
Section 3.22	Disclosure	23
Section 3.23	Foreign Corrupt Practices Act	23
Section 3.24	Money Laundering	23
Section 3.25	Contractors, Subcontractors and Suppliers	24
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER		24
Section 4.1	Representations and Warranties of the Purchaser	24
Section 4.2	Authorization	24
Section 4.3	Purchase for Own Account	25
Section 4.4	Restricted Securities	24
Section 4.5	No Public Market	24
Section 4.6	Legends	25
Section 4.7	Accredited Investor	26
Section 4.8	No General Solicitation	26
Section 4.9	Foreign Investors	26
Section 4.10	[Reserved]	26
Section 4.11	Reliance	26

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EXHIBITS

Exhibit A
FUNDING TRANCHES
Exhibit B
DISCLOSURE SCHEDULE
Exhibit C
FORM OF LEGAL OPINION OF COUNSEL TO COMPANY
Exhibit D
FORM OF PURCHASE REQUEST
Exhibit E
FORM OF MONTHLY REPORT
Exhibit F
MANAGEMENT SERVICES AGREEMENT
Exhibit G
INDEMNIFICATION AGREEMENT
Exhibit H
PROJECT BUDGET
Exhibit I
GANTT CHART
Exhibit J
FORM OF COMPLIANCE CERTIFICATE
Exhibit K
FORM OF WEEKLY REPORT

ANNEXES

Annex I
ADDITIONAL CONDITIONS PRECEDENT
Annex II
ASSUMPTIONS SCHEDULE
Annex III
USE OF PROCEEDS SCHEDULE
Annex IV
POST-CLOSING OBLIGATIONS OF COMPANY

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SERIES A PREFERRED UNIT PURCHASE AGREEMENT

THIS SERIES A PREFERRED UNIT PURCHASE AGREEMENT (this “Agreement”), is made as of the 20th day of December, 2018 (the “Signing Date”), by and among AEMETIS BIOGAS LLC, a Delaware limited liability company (the “Company”), PROTAIR-X AMERICAS, INC., a Delaware corporation (the “Purchaser”), and THIRD EYE CAPITAL CORPORATION, as agent for the Purchaser (in such capacity, the “Agent”).

WHEREAS, as of the date hereof, the Company and Aemetis (as defined below) have adopted that certain Amended and Restated Limited Liability Company Agreement of the Company (the “Company Agreement”), dated as of the date hereof, which, among other things, authorizes the issuance by the Company of the Series A Preferred Units to be purchased by the Purchaser hereunder.

WHEREAS, to finance the Project (as defined below), the Company and the Purchaser desire to enter into this Agreement pursuant to which the Purchaser shall purchase from the Company, and the Company shall issue and sell to the Purchaser, up to six million (6,000,000) Series A Preferred Units (as defined below) in the aggregate to be issued in separate Closings for an aggregate purchase price of up to $30,000,000.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Action” means an action, charge, claim, complaint, dispute, suit, arbitration, inquiry, notice of violation, investigation, or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced, threatened, legal, civil, criminal, administrative, regulatory or otherwise.

“Additional Digesters” means nine (9) dairy covered lagoon digesters to be built on certain dairy premises, for the portion of the Project that will be Developed pursuant to the Additional Digester Contracts. Each Additional Digester shall have an average size of 2,200 WCE per dairy.

“Additional Digester Contracts” means contracts entered or to be entered into by the Company with dairies for building and operating the Additional Digesters that are in addition to the Initial Digesters.

“Additional Mortgages” has the meaning specified in Section 5.3(e).

 “Aemetis” means Aemetis, Inc., a Nevada corporation.

“Aemetis Advanced Fuels” means Aemetis Advanced Fuels, Inc., a California corporation.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

“Agent” has the meaning specified in the preamble of this Agreement.

“Agent’s Account” means an account at a bank in Toronto, Ontario, Canada designated by the Agent from time to time as the account into which the Company shall make all payments to the Agent under this Agreement and the other Transaction Documents.

“Agreement” has the meaning specified in the preamble of this Agreement.

“Applicable Securities Laws” means the Securities Act and any applicable state securities Laws of the United States.

“Assumptions Schedule” means Annex II of this Agreement.

“Bankruptcy Event” means, with respect to any Person, the occurrence of one or more of the following events: (a) such Person (i) admits in writing its inability to pay its debts as they become due, (ii) files, or consents or acquiesces by answer or otherwise to the filing against it of a petition for relief or reorganization or rearrangement, readjustment or similar relief or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, dissolution, reorganization, moratorium or other similar Law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as bankrupt or as insolvent or to be liquidated, (vi) gives notice to any Governmental Authority of insolvency or pending insolvency, or (vii) takes corporate action for the purpose of any of the foregoing; or (b) a court of Governmental Authority of competent jurisdiction enters an order appointing, without consent by such Person, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency Law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of such Person, or a petition or involuntary case with respect to any of the foregoing shall be filed or commenced against such Person.

 “Bankruptcy Trigger Event” means the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States.

“Board” means the Board of Managers of the Company.

“Budget” has the meaning specified in Section 6.1(a)(i)(y).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or Canada or any day on which banking institutions in Canada or the State of California are authorized or required by Law or other governmental Action to close.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Delaware Secretary of State.

“Change of Control” means any of the following events:

(a) Aemetis shall at any time fail to directly own, legally and beneficially (free and clear of all Liens except Liens created or permitted pursuant to the Note Purchase Agreement), at least one hundred percent (100%) of the issued and outstanding Common Units of the Company; or

(b) Eric McAfee shall cease to be active in the management of the Company; or

(c) a sale, lease, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis; or

(d) any sale or other disposition of the Keyes Plant; or

(e) the Company shall consummate a Delaware LLC Division; or

(f) the consummation, whether through a single transaction or series of related transactions, of a merger or consolidation of the Company with or into another Person or any other reorganization or sale of Units or other Equity Securities, if Persons who were not Members (or Affiliates of Members) immediately prior to such merger, consolidation, reorganization or sale own immediately after such merger, consolidation, reorganization or sale a majority of the voting power of the outstanding Equity Securities of the continuing or surviving Person (or, if the continuing or surviving Person is a wholly owned Subsidiary of a Person, any direct or indirect parent of such continuing or surviving Person).

“Closing” means the Initial Closing, the Subsequent Closing or the closing of any other Purchase, as applicable.

“Closing Date” means the Initial Closing Date, the Subsequent Closing Date or the date of any other Closing, as applicable.

“CNG Transportation Agreements” has the meaning specified in Section 6.16(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all present and future assets of the Company, including the Project.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect, preserve, protect or evidence Liens securing or intended to secure the Obligations, including, without limitation, all other security agreements, mortgages, deeds of trust, pledge agreements, powers of attorney, consents, landlord and mortgagee waivers, lien waivers, consents, subordinations, non-disturbance and other agreements, and financing statements.

“Common Unit” means a Unit in the Company designated as a “Common Unit” and which shall provide the holder thereof with the rights and obligations specified with respect to a Common Unit in the Company Agreement.

“Company” has the meaning specified in the preamble of this Agreement.

“Company Agreement” has the meaning specified in the first recital of this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit J or such other form as may be approved by the Agent.

“Conversion Price” means $5.00 per Series A Preferred Unit.

“Conversion Time” has the meaning specified in Section 6.5(c).

“Conversion Units” means the Common Units issuable upon conversion of Series A Preferred Units.

“DDRDP” means the California Department of Food and Agriculture Dairy Digester Research and Development Program.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deemed Liquidation” has the meaning specified in Section 6.4(b).

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware LLC Act.

“Development” means the development, engineering, ownership, financing, occupation, construction, equipping, testing, commissioning, alteration, repair, operation, maintenance and use of the Project, and “Developed” shall have a meaning correlative thereto.

“Digesters” means, collectively, the Initial Digesters and the Additional Digesters.

“Dollar” and “$” mean lawful money of the United States.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equity Securities” means, with respect to the Company, all of the Units of (or other ownership or profit interests in) the Company, all the warrants, options or other rights for the purchase or acquisition of Units from (or other ownership or profit interests in) the Company, all securities and/or instruments (including, without limitation, bonds, notes or other obligations) convertible into or exchangeable for Units of (or other ownership or profit interests in) the Company, all warrants, rights or options for the purchase or acquisition from the Company of Units (or other ownership or profits interests), and all of the other ownership or profit interests in the Company (including Member interests therein), whether voting or nonvoting, and whether or not such Units, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or modified from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Fair Market Value” of any asset shall mean the fair value thereof as of the date of valuation as determined by the Board in good faith on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s length transaction occurring on the date of valuation and, in the case.

“Final Redemption Date” has the meaning specified in Section 6.9(b).

“Final Redemption Price” has the meaning specified in Section 6.9(b).

“Free Cash Flow” means, for any period, the sum of Operating Cash Flow plus (i) DDRDP, California Department of Food and Agriculture or any such alternative government grants; plus (ii) proceeds from any financing (other than loans, grants, or guarantees from the United States Department of Agriculture (“USDA”)); less (iii) Preference Payments paid in cash, less (iv) the amount necessary to maintain the WC Reserve and fund capital expenditures in excess of the initial budget in such period, in each case calculated for the Company for such period in accordance with GAAP.

“Fully Exercising Member” has the meaning specified in Section 6.10(c).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Gantt Chart” means the collective reference to the detailed project management Gantt charts, including planning, design, construction, commissioning and operationalization stages, and detailing tasks, timelines and interdependencies of the Project, copies of which are attached hereto as Exhibit I, as the same may be amended, modified or supplemented from time to time (including the addition from time to time of Gantt Charts for Additional Digesters), in each case with the prior written approval of both the Agent and the Third Party Consultant.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Guarantee” by any Person means any obligation or liability, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to operate property, to take or pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Indebtedness or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all obligations under swaps, hedges or similar instruments, (d) all obligations for the deferred purchase price of any property or services (other than trade accounts payable and accrued expenses incurred in the ordinary course of business), (d) all obligations created or arising under any conditional sale or other title retention agreement, (f) all obligations secured by a Lien, (g) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (h) all obligations in respect of bankers’ acceptances or letters of credit, (i) all guarantees of any of the foregoing, and (j) all interest, principal, prepayment penalties, premiums, fees or expenses due or owing in respect of any item listed in clauses (a) through (i) above.

“Indemnification Agreement” means the Indemnification Agreement, dated as of the date hereof, in substantially the form of Exhibit G, to be executed by the Company in favor the member of the Board appointed by the Purchaser.

“Indemnitee” has the meaning specified in Section 8.8(d) hereof.

“Initial Closing” has the meaning specified in Section 2.2(a) hereof.

“Initial Closing Date” has the meaning specified in Section 2.2(a) hereof.

“Initial Digesters” means two (2) dairy covered lagoon digesters to be Developed on certain dairy premises known as the Ahlem Farms Jerseys Dairy and the Double D Dairy in accordance with the Gantt Chart and the Project Budget. Each Initial Digester shall have an average size of 2,200 WCE per dairy.

“Initial Mortgages” has the meaning specified in Section 5.1(i).

“Insurance Policies” has the meaning specified in Section 3.18.

“Intellectual Property” has the meaning specified in Section 3.9.

“Initial Purchase” means the Purchase by the Purchaser of 1,600,000 Series A Preferred Units on the Initial Closing Date for $8,000,000.

“Initial Tranche” means the “Initial Tranche” described on Exhibit A.

“Initial Tranche Request” means a request for a Purchase pursuant to the Initial Tranche.

“Initial Units” has the meaning specified in Section 2.2(a).

“Junior Securities” means any class or series of Equity Securities that, with respect to dividends and distributions on such Equity Securities, the redemption of such Equity Securities and distributions upon the liquidation, dissolution and winding up of the Company, ranks junior to the Series A Preferred Units, and the term “Junior Securities” shall include all Common Units.

“Keyes Plant” means Aemetis’ ethanol facility located in Keyes, California.

“Knowledge of the Company” or the “Company’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any manager or officer of the Company, after due inquiry.

“Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease” means, with respect to each Digester, the lease and manure supply agreement and any comparable agreements between the Company, the fee owner of the real property on which such Digester is or will be located, and/or the operator or owner of the dairy on such real property. Each Lease and all related documents must be satisfactory in form and substance to the Agent, including, in the case of a Lease that is a sublease, the related primary lease.

“Lien” means a lien, charge, pledge, security interest, encumbrance, option, right of first refusal, preemptive right, or other restriction of any kind, including any restriction on use, voting, receipt of income or exercise of any other attribute of ownership.

“Liquidation” has the meaning specified in Section 6.4(a).

“Liquidation Value” means, on any date, $15.00 per Series A Preferred Unit (as adjusted for any splits, recapitalizations or similar transaction with respect to the Series A Preferred Units).

“Maas Energy” means Maas Energy Works, Inc., a corporation organized under the laws of the State of Washington.

“Maas Energy Contract” means the Development and Operations & Maintenance Agreement, dated February 9, 2018, between Maas Energy and Aemetis Advanced Fuels, which has been assigned by Aemetis Advanced Fuels to the Company pursuant to an Assignment and Assumption Agreement dated as of September 28, 2018, between Aemetis Advanced Fuels and the Company and consented to by Mass Energy.

 “Manager” means, at any time, a then current member of the Board, who will be deemed a “manager” (as defined in the Delaware LLC Act), but will be subject to the rights, obligations and limitations set forth in the Company Agreement.

“Management Agreement” means the Management Services Agreement, dated December 14, 2018 between the Company and Aemetis.

“Material Adverse Effect” means any condition or circumstance which, in the opinion of the Purchaser or the Agent, acting reasonably, has had, or could reasonably be expected to have, (a) a material adverse effect on (i) the Project; or (ii) the property, assets, nature of assets, business, results of operations, performance, liabilities or condition (financial or otherwise) of the Company; or (iii) the rights or remedies of the Agent or the Purchaser under the Transaction Documents or the ability of the Company to perform its obligations to the Agent or the Purchaser in connection with the each Purchase and under the Transaction Documents; or (b) an effect that prevents or materially impairs the ability of the Company to perform its obligations under the Project Contracts or to complete the Project in accordance with the Project Budget and the Gantt Chart.

“Maximum Permitted Rate” has the meaning specified in Section 6.9(c).

“Member” means each of the Persons listed on the Unit Ownership Ledger attached to the Company Agreement and any Person admitted to the Company as a substituted Member or additional Member; but in each case only for so long as such Person is shown on the Company’s books and records as the owner of one or more Units. The Members shall constitute the “members” (as defined in the Delaware LLC Act) of the Company.

“Milestones” means the activities to be performed by the Company in relation to the Development of the Project, including the delivery of equipment, construction of the Project, entering into contracts with dairy farms for manure supply, biogas collection and discharge of effluents, obtaining pipeline rights of way, application and receipt of government grants from the State of California, the application for and receipt of Permits for the Development of the Project, and budgets and time frames for all such activities, all as more particularly set out in the Gantt Chart.

“Money Laundering Laws” has the meaning specified in Section 3.24.

“Mortgages” means each of the leasehold deeds of trust made or to be made by the Company in favor of the Agent for the benefit of itself and the other Secured Parties, which cover or will cover all or part of the Project. Each Mortgage must be satisfactory in form and substance to the Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note Purchase Agreement” means the Amended and Restated Note Purchase Agreement, dated July 6, 2012, among Aemetis Advanced Fuels Keys, Inc. and Keyes Facility Acquisition Corp., as borrower, Aemetis, as the parent, and Third Eye Capital Corporation, as administrative agent.

“Obligations” means all liabilities (including interest, fees, expenses, charges, reimbursement obligations and indemnities), obligations (including redemption obligations), covenants and duties of, the Company arising under this Agreement or any other Transaction Document, in each case whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including all interest, fees, expenses, charges, reimbursement obligations and indemnities that accrue after the commencement by or against the Company or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, expenses, charges, reimbursement obligations or indemnities are allowed claims in such proceeding.

“OFAC” has he meaning specified in Section 3.23(c).

“Offer Notice” has the meaning specified in Section 6.10(b).

“Operating Cash Flow” means for any period the sum of (i) all revenues, including revenues from the sale of natural gas production, sales of Low Carbon Fuel Standard (“LCFS”) credits, and sales of Renewable Identification Number (“RIN”) credits; less (ii) all operating costs (other than management fees paid to Aemetis), operating and maintenance fees, insurance costs, engineering and construction bonuses, taxes, and any unfunded capital expenditures, in each case calculated for the Company for such period in accordance with GAAP.

“Parent Consent” has the meaning specified in Annex I.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCBs” has the meaning specified in Section 3.21.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, licenses, variances and similar rights obtained, or required to be obtained, from Governmental Authorities in connection with the Development of the Project and/or the operation of the Company’s business.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, Governmental Authority or other entity of any kind.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Potential Trigger Event” means any event or condition that constitutes a Trigger Event or that, with the giving of any notice, the passage of time, or both, would be a Trigger Event.

“Preemptive Right Member” has the meaning specified in Section 6.10(a).

“Preference Payments” means the fixed quarterly payments due on the Series A Preferred Units at the rate of $0.50 per such Unit per annum as indicated in Section 6.3 hereof.

“Project” means the development, construction, completion and operation by the Company of a cluster of eleven (11) dairy Digesters to collect biogas from manure ponds located near the Keyes Plant, which will be purified and compressed into natural gas for sale to transport fleets and utilities.

“Project Budget” means the detailed monthly cash flow and capital expenditures budget for the construction and completion of the Project, a copy of which is attached hereto as Exhibit H, as the same may be modified from time to time with the approval of both the Agent and the Third Party Consultant.

“Project Contracts” means, collectively, the Maas Energy Contract, the Additional Digester Contracts, the Leases, the professional services contract with the Third Party Consultant, all construction supply and build contracts with respect to the Project, all interconnection and pipeline agreements, the CNG Transportation Agreements, all DDRDP grants, the Management Agreement and all other agreements relating to the Development of the Project.

“Purchase” means each purchase by the Purchaser of Series A Preferred Units at a Closing pursuant to this Agreement.

“Purchase Price” means $5.00 per Series A Preferred Unit. The Purchase Price for each Purchase shall be an amount equal to $5.00 per Series A Preferred Unit multiplied by the number of Series A Preferred Units purchased.

“Purchase Request” has the meaning specified in Section 2.2(d)(i).

“Purchaser” has the meaning specified in the preamble of this Agreement.

 “Qualified Public Offering” means any initial underwritten sale of Units or other Equity Securities (or the common stock or other equity securities of any Person that holds, directly or indirectly, all of the equity interests of the Company or the successor to the Company) pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission on Form S-1 (or a successor form) under the Securities Act after which sale of such Units or Equity Securities (or the common stock or other equity securities of such Person) are (a) listed on a national securities exchange and (b) registered under the Securities Exchange Act.

“Quarterly Redemption Date” has the meaning specified in Section 6.9(a).

“Quarterly Redemption Price” has the meaning specified in Section 6.9(a).

“Redemption Date” means a Quarterly Redemption Date, the Final Redemption Date, or the date on which a Bankruptcy Trigger Event occurs.

“Redemption Price” means a Quarterly Redemption Price, the Final Redemption Price.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, members, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Second Tranche” means the “Second Tranche” described on Exhibit A.

“Second Tranche Request” means a request for a Purchase pursuant to the Second Tranche.

“Secured Parties” means the Agent, the Purchaser, each holder of Series A Preferred Units, and each Indemnitee.

“Security Agreement” means the Security Agreement, dated as of the date hereof, from the Company in favor of the Agent, for the benefit of the Secured Parties. The Security Agreement shall be satisfactory in form and substance to the Agent.

“Series A Preferred Unit” means a Unit in the Company designated as a “Series A Preferred Unit” and which shall provide the holder thereof with the rights and obligations specified with respect to a Series A Preferred Unit in the Company Agreement and this Agreement.

“Series A Preferred Units Manager” has the meaning specified in Section 6.7(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Signing Date” has the meaning specified in the preamble of this Agreement.

“Stabilization Period” means a post commissioning period of not less than 40 days where all operational defects and problems have been resolved, to make the applicable Digester capable of a continuous and stable operation in accordance with design specifications (per Heat Mass balance tables in the DDRDP submission) and further refined or improvised to maximize its biogas output.

“Subsequent Closing” has the meaning specified in Section 2.2(b).

“Subsequent Closing Date” has the meaning specified in Section 2.2(b).

“Subsequent Closing Units” has the meaning specified in Section 2.2(b).

“Subsidiary” means, as to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at least a majority of the outstanding equity or ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity or ownership interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subscription Amount” has the meaning specified in Section 2.1.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Consultant” means Hartman Engineering, Inc.

“Transaction” means, collectively, (a) each Purchase, (b) the execution, delivery and performance by the Company of the Project Contracts, (c) the Development of the Project, (d) the execution, delivery and performance by the Company of the Transaction Documents to which it is a party, and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Transaction Documents” means this Agreement, the Company Agreement, the Indemnification Agreement, the Collateral Documents, the Parent Consent, all exhibits, annexes, and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Trigger Event” has the meaning specified in Section 7.1.

 “Union” has the meaning specified in Section 3.16(b).

“Unit” means a Unit of a Member in the Company representing a fractional part of the interests in the Company held by all Members and shall include, without limitation, Series A Preferred Units and Common Units; provided that any class, group or series of Units issued shall have the relative rights, powers and obligations set forth in this Agreement and the Company Agreement, and “Units” means all of the Units of (or other ownership or profit interests in) the Company.

“Unitholder” means any owner of one or more Units as reflected on the Company’s books and records. Any owner who holds one or more Units but is not also a Member shall not be entitled to exercise any rights of a Member with respect to such Units, except as otherwise provided by non-waivable provisions of applicable Law.

“Unit Ownership Ledger” has the meaning specified in Section 6.12.

“USDA Loan Condition” has the meaning specified in Section 6.16(c).

“Use of Proceeds Schedule” means the schedule attached hereto as Annex III for the use of proceeds of all Purchases hereunder of Series A Preferred Units.

“WC Reserve” means $1,000,000 of unencumbered (except for Liens in favor of Agent) cash or cash equivalents held by the Company as a reserve amount for ongoing working capital needs of the Project.

“WCE” or “Wet Cow Equivalent” means a lactating dairy cow excreting Volatile Solids (VS) of 7.76kgs/day, with dry cows and heifers each considered approximately 0.5 times WCE.

Section 1.2 Terms Generally. Definitions apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Annexes are deemed references to Articles and Sections of, and Exhibits and Annexes to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Transaction Document means such document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Transaction Document). Words and abbreviations not otherwise defined in this Agreement which have well-known technical or design, engineering or construction industry meanings in the United States and/or Canada are used in this Agreement in accordance with those recognized meanings. Any reference herein to any Person shall be construed to include such Person's successors and assigns. The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless otherwise specified, all references herein to times of day shall be references to Toronto, Ontario time.

ARTICLE II.
PURCHASE AND SALE

Section 2.1 Sale and Purchase of Series A Preferred Units. So long as no Trigger Event or Potential Trigger Event exists and on the terms and subject to the conditions of this Agreement, the Purchaser agrees to purchase from the Company, and the Company agrees to sell and issue to the Purchaser up to 6,000,000 Series A Preferred Units at the Purchase Price, pursuant to Closings and Purchase Requests in accordance with the Gantt Chart, the Project Budget and Exhibit A hereto. The aggregate consideration for all of the Series A Preferred Units shall not exceed $30,000,000 (the “Subscription Amount”).

Section 2.2 Closings.

(a) First Closing Under Initial Tranche. On the terms and subject to the conditions set forth in this Agreement, the first closing of a Purchase under the Initial Tranche and the transactions contemplated herein (the “Initial Closing”) will take place on such date and time as the Company, the Agent and the Purchaser may mutually agree. The time and date on which the Initial Closing occurs is referred to in this Agreement as the “Initial Closing Date”. At the Initial Closing and pursuant to the Initial Tranche, (i) the Company agrees to sell and transfer 1,600,000 Series A Preferred Units (the “Initial Units”) to Purchaser, free and clear of any Liens, as evidenced by one or more certificates dated the Initial Closing Date and bearing appropriate legends as hereinafter provided for, and (ii) Purchaser will pay the Company $8,000,000, the Purchase Price for the Initial Units, by wire transfer of immediately available funds to an account designated by the Company.

(b) First Closing Under Second Tranche. On the terms and subject to the conditions set forth in this Agreement, the first closing of a Purchase under the Second Tranche (the “Subsequent Closing”) will take place on the fifth Business Day following the date on which all of the conditions set forth in Section 5.2 have been fulfilled or waived (which shall be after the Initial Closing Date), or such other date and time as the Company, the Agent and the Purchaser may mutually agree. The Subsequent Closing shall take place at such place and in such manner as the Company, the Agent and the Purchaser may mutually agree. The time and date on which the Subsequent Closing occurs is referred to in this Agreement as the “Subsequent Closing Date”. At the Subsequent Closing and pursuant to the Second Tranche, (i) the Company agrees to sell and transfer a minimum of 200,000 Series A Preferred Units (to fund the WC Reserve) and such additional number of Series A Preferred Units (such number of Series A Preferred Units plus the 200,000 Series A Preferred Units, the “Subsequent Closing Units”) set forth in a Purchase Request (as defined below) delivered to Purchaser (with a copy to the Agent) and otherwise meeting the conditions set forth in the Gantt Chart, the Project Budget and Exhibit A hereto to Purchaser, free and clear of any Liens, as evidenced by one or more certificates dated the Subsequent Closing Date and bearing appropriate legends as hereinafter provided for, and (ii) Purchaser will pay the Company the Purchase Price with respect to the Subsequent Closing Units, by wire transfer of immediately available funds to an account designated by the Company. No more than 2,800,000 Series A Preferred Units in the aggregate may be purchased at the Subsequent Closing.

(c) Additional Purchase Requests.

(i) Additional Initial Tranche Purchase Requests. On the terms and subject to the conditions set forth in this Agreement, after the Initial Closing Date and completion and approval of the Gantt Chart and Project Budget by both the Agent and the Third Party Consultant, the Company may request that the Purchaser acquire, in one or more Purchases pursuant to the Initial Tranche, up to an aggregate of 1,600,000 additional Series A Preferred Units at the Purchase Price and in amounts in accordance with and subject to the Gantt Chart, the Project Budget and Exhibit A hereto, provided that the aggregate Purchases pursuant to Section 2.2(a) and this Section 2.2(c)(i) shall not exceed 3,200,000 Series A Preferred Units.

(ii) Additional Second Tranche Purchase Requests. On the terms and subject to the conditions set forth in this Agreement, after the Subsequent Closing Date, the Company may request that the Purchaser acquire, in one or more Purchases pursuant to the Second Tranche, up to an aggregate amount of Series A Preferred Units equal to 2,800,000 minus the Subsequent Closing Units at the Purchase Price and in amounts in accordance with and subject to the Gantt Chart, the Project Budget and Exhibit A hereto (each, a “Second Tranche Request”); provided that the aggregate Purchases pursuant to Section 2.2(b) and this Section 2.2(c)(ii) shall not exceed 2,800,000 Series A Preferred Units.

(d)           Purchase Procedures.

(i)           Purchase Request Notices. Each request for a Purchase shall be made pursuant to an Initial Tranche Request or a Second Tranche Request (each, a “Purchase Request”) delivered to the Purchaser (with a copy to the Agent). Each Purchase Request shall be in substantially the form of Exhibit D, shall be irrevocable and binding on the Purchaser and shall specify (A) the requested date of the Purchase, which shall be a Business Day, (B) the Tranche under which the Purchase will be made, and (C) the aggregate amount of the number of Series A Preferred Units to be purchased and the aggregate Purchase Price therefor. Purchases of fractional Series A Preferred Units shall not be permitted. Whether or not the Company is in compliance with the thresholds and conditions set forth in the Gantt Chart, the Project Budget and this Agreement with respect to the Purchase Request shall be determined in the sole discretion of the Agent. For the avoidance of doubt, the Purchaser shall not be obligated to make any Purchase if the conditions precedent and the other requirements for such Purchase Request contained herein are not met to the satisfaction of the Agent. Each Purchase pursuant to a Second Tranche Request shall occur prior to the first anniversary of the Initial Closing Date.

(iii) Maximum Number of Purchases. There will be a maximum of twenty-four (24) Purchases under this Agreement. No more than one (1) Purchase may be made during any calendar month, unless otherwise agreed by the Agent at its sole discretion.

(iv) Minimum Purchase Amounts. Purchases shall be made in minimum amounts of $1,000,000 and in minimum increments of $200,000, unless otherwise agreed by the Agent at its sole discretion.

(v) Satisfaction of Conditions Precedent. Each Purchase Request shall be deemed a representation and warranty by the Company that all of the conditions precedent specified in Section 5.1 with respect to each Initial Tranche Request and Section 5.2 with respect to each Second Tranche Request have been satisfied on and as of the Closing Date of the applicable Purchase.

(vi) Additional Items. At the applicable Closing of each Purchase Request, (i) the Company will deliver to the Purchaser the number of Series A Preferred Units purchased by the Purchaser at such Closing, free and clear of any Liens, as evidenced by one or more certificates dated the applicable Closing Date and bearing appropriate legends as hereinafter provided for, and (ii) the Purchaser will deliver to the Company the applicable Purchase Price with respect to such Series A Preferred Units, by wire transfer of immediately available funds to an account designated by the Company. The Company shall also deliver to the Agent any additional Collateral Documents requested by the Agent. Any fees, costs or expenses incurred by Purchaser and/or the Agent in connection with the Closing shall be reimbursed to Purchaser or the Agent, as applicable, by the Company, and the Purchaser and/or the Agent may withhold from the Purchase Price the aggregate amount of such fees, costs and expenses.

(vii) Reimbursement. Company shall reimburse the Agent and Purchaser and hold the Agent and Purchaser harmless from any loss or expense that they may sustain or incur as a consequence of the failure of the Company to issue the requested number of Series A Preferred Units in accordance with a Purchase Request, including any such loss or expense arising from the liquidation or re-employment of funds obtained by the Agent or Purchaser to purchase the applicable Units.

Section 2.3 Use of Proceeds.

(a) Initial Purchase. The Company shall use the proceeds from the Initial Purchase solely for the following: (i) to pay up to $6,000,000 for the payment of management fees owed by the Company to Aemetis, to be applied in accordance with the Use of Proceeds Schedule, (ii) to pay to, or at the direction of, the Purchaser, for its own account, a closing fee in the amount of $900,000, (iii) up to $600,000 for third-party closing costs satisfactory to the Agent and (iv) up to $500,000 for mobilization, working capital and to complete the Project Budget and the Gantt Chart.

(b) Subsequent Purchases. The Company shall use the proceeds from each Purchase after the Initial Closing Date in the following order: (i) to pay any Obligations constituting accrued but unpaid Preference Payments, fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent) payable to the Purchaser or Agent; and (ii) the balance, if any, strictly for the development, design, construction and commissioning of the Initial Digesters and the Additional Digesters in accordance with the Gantt Chart and the Project Budget, which use of proceeds must be approved by the Agent.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF COMPANY

Section 3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser and the Agent that each of the following representations and warranties (i) is true and correct as of the Signing Date (except as otherwise indicated) and (ii) will be true and correct on and as of each Closing Date (except as otherwise indicated):

Section 3.2 Organization, Good Standing, Power and Qualification.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and use its assets and to carry on its business as now conducted and as presently proposed to be conducted. The Company is not in violation or default of any of the provisions of its Certificate of Formation, Company Agreement or any of its other organizational or charter documents. The Company is duly qualified to transact business and is in good standing in the State of California and in each other jurisdiction in which the failure to so qualify would have a Material Adverse Effect, and no Action has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. The Company has furnished the Purchaser and the Agent with true, correct and complete copies of the Certificate of Formation of the Company and the Company Agreement. The copies of the Company’s and each of its Subsidiaries’ organizational documents which have been furnished to the Purchaser and the Agent prior to the date hereof reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete in all respects. The Company is a newly formed limited liability company, and prior to the Initial Closing Date, the Company has not conducted any business or operations, entered into any contract or incurred any liability.

Section 3.3 Capitalization.

(a) The authorized Units of the Company, immediately prior to the Initial Closing, consists of:

(i) 6,000,000 Common Units are issued and outstanding immediately prior to the Initial Closing and 5,000,000 Conversion Units have been reserved. Aemetis is the direct legal and beneficial owner of 6,000,000 Common Units. All of the outstanding Common Units have been duly authorized, are fully paid and nonassessable (to the extent applicable) and were issued in in accordance with the Company Agreement and in compliance with all Applicable Securities Laws.

(ii) 6,000,000 Series A Preferred Units, none of which are issued and outstanding immediately prior to the Initial Closing. The rights, privileges and preferences of the Series A Preferred Units are as stated in this Agreement and the Company Agreement.

(iii) The Company holds no Common Units, Series A Preferred Units or other Units in its treasury.

(b) As of the date hereof and effective immediately prior to the Initial Closing, no Common Units are reserved by the Company for issuance except for 5,000,000 Conversion Units.

(c) Section 3.3(c) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Initial Closing including the number of Units of the following: (i) all issued and outstanding Common Units; (ii) all issued and outstanding Series A Preferred Units; (iii) all granted Unit options, including vesting schedule and exercise price; (iv) all Common Units reserved for future award grants under any equity or other incentive plan; (v) all Common Units issuable upon conversion of Series A Preferred Units; and (vi) all, options, warrants or Unit purchase rights, if any.  Except for (A) the conversion privileges of the Series A Preferred Units to be issued under this Agreement, and (B) the securities and rights described in Section 3.3(c) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Common Units, Series A Preferred Units, or other Units or any Equity Securities convertible into or exchangeable for Common Units, Series A Preferred Units or other Units.

(d) Except as set forth in this Agreement and the Company Agreement, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its Units.

Section 3.4 No Subsidiaries.  The Company does not, directly or indirectly, own, control or have any interest in any shares or other ownership interest in any other Person. The Company is not a participant in any joint venture, partnership or similar arrangement.

Section 3.5 Authorization.  The Company has the requisite power and authority to enter into and to consummate the Transaction and to execute and deliver Transaction Documents and to carry out its obligations hereunder and thereunder (which includes the issuance of the Series A Preferred Units). The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by it of the Transaction have been duly authorized by all necessary action on the part of the Company and no further approval or authorization is required by the Company, the Board or the Company’s Unitholders in connection herewith or therewith. All action on the part of the Company necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of the Company under the Transaction Documents, and the issuance and delivery of the Series A Preferred Units has been taken. The Transaction Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 3.6 Issuance of Series A Preferred Units. The Series A Preferred Units are duly authorized, and, when issued and delivered pursuant to this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens, Taxes and other charges. Assuming the accuracy of the representations of the Purchaser in Article IV of this Agreement, the Series A Preferred Units will be issued in compliance with all Applicable Securities Laws. The Conversion Units have been duly authorized and reserved for issuance upon conversion of Series A Preferred Units and when so issued will be validly issued, fully paid and non-assessable, free and clear of all Liens, Taxes and other charges. Based in part upon the representations of the Purchaser in Article IV of this Agreement, the Common Units issuable upon conversion of the Series A Preferred Units will be issued in compliance with all Applicable Securities Laws. The Company has no series or class of Units, whether or not issued or outstanding, that will, upon issuance of the Series A Preferred Units, rank senior to or pari passu with the Series A Preferred Units with respect to the payment of Preference Payments or distributions, redemption, or the distribution of assets in the event of any dissolution, liquidation or winding up of the Company. All of the outstanding Units are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all Applicable Securities Laws, and none of the outstanding Units was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase Equity Securities of the Company (or is subject to any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase Equity Securities of the Company).

Section 3.7 Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Company in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the Transaction, except for filings pursuant to Regulation D of the Securities Act, and applicable state securities Laws, which have been made or will be made by the Company in a timely manner.

Section 3.8 Litigation.  Except as set forth in Section 3.8 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Affiliate of the Company or any of their respective properties before or by any arbitrator or Governmental Authority which, individually or in the aggregate, (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents, any Transaction contemplated thereby or the Series A Preferred Units or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any manager or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under Applicable Securities Laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by any Governmental Authority involving the Company or any current or former manager or officer of the Company. Neither the Company nor, to the Company’s Knowledge, any of its Affiliates, officers, managers or employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority (in the case of officers, directors or employees, such as would affect the Company). There is no Action by the Company pending or which the Company intends to initiate.

Section 3.9 Intellectual Property. The Company has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights (collectively, the “Intellectual Property”) as necessary or required for use in connection with its business. The Company has not received a notice (written or otherwise) that any of, the Intellectual Property of the Company has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within seven (7) years from the date of this Agreement. The Company has not received a written notice of a claim or otherwise have any Knowledge that the Intellectual Property of the Company violates or infringes upon the rights of any Person. All Intellectual Property of the Company is enforceable and there is no existing infringement by another Person of any of the Intellectual Property of the Company. The Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property.

Section 3.10 Compliance with Other Instruments; No Conflict. The Company is not in violation or default (i) of any judgment, order, writ or decree, (ii) under any note, indenture or mortgage, (iii) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (iv) of any provision of any Law applicable to the Company, in each case the violation of which could have a Material Adverse Effect.

(a) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of any of the Series A Preferred Units, and the consummation by the Company of the Transaction do not and will not: (i) conflict with or violate any provision of the Company’s Certificate of Formation or the Company Agreement or any other organizational documents of the Company, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company (except Liens created in favor of the Agent pursuant to the Transaction Documents), or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a debt of the Company or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) conflict with or result in a violation of any Law or other restriction of any Governmental Authority to which the Company is subject (including Applicable Securities Laws), or by which any property or asset of the Company is bound or affected.

Section 3.11 Project Contracts; Material Agreements; Other Actions.

(a) Section 3.11(a) of the Disclosure Schedule sets forth all Project Contracts and all other material agreements and contracts to which the Company is a party or is bound. The Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any Project Contract or material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.

(b) The Company has not (i) declared or paid any dividends or distributions, or authorized or made any distribution upon or with respect to any class or series of its Units, provided that the Company has authorized dividends, distributions and redemptions with respect to the Series A Preferred Units as set forth in this Agreement, (ii) incurred any Indebtedness or incurred any other liabilities individually in excess of $25,000 or in excess of $100,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of (a) and (b) of this Section 3.11, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c) The Company is not a guarantor or indemnitor of any Indebtedness of any Person.

(d) The Company has not engaged in the past twelve (12) months in any discussion with any representative of any Person regarding (i) a sale or exclusive license of all or substantially all of the Company’s assets, or (ii) any merger, consolidation, business combination or other Change of Control transaction of the Company with or into another Person.

Section 3.12 Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, and (ii) standard manager and officer indemnification agreements approved by the Board, in each instance, approved in the written minutes of the Board (previously provided to the Purchaser or its counsel), there are no agreements, understandings or proposed transactions between the Company and any of its officers, managers, consultants or employees, or any Affiliate thereof.

(b) The Company is not indebted, directly or indirectly, to any of its managers, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s managers, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any Person with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or Unitholders of the Company may own equity interests in (but not exceeding two percent (2%) of the outstanding equity interests of) publicly traded companies that may compete with the Company; or (iii) financial interest in any material contract with the Company.

Section 3.13 Rights of Registration and Voting Rights. The Company is not under any obligation to register under the Securities Act any of its currently outstanding Units or any Units issuable upon exercise or conversion of its currently outstanding Equity Securities. To the Company’s Knowledge, except as contemplated in the Company Agreement and this Agreement, no Unitholder of the Company has entered into any agreements with respect to the voting of Units of the Company.

Section 3.14 Title to Assets. The Company has good and marketable title to all real property owned or leased by it and good and marketable title in all personal property owned by it that is material to the business of the Company, in each case free and clear of all Liens, except for Liens permitted by the Collateral Documents. Any real property and facilities held under lease by the Company (including the Leases) are held by them under valid, subsisting and enforceable leases with which the Company is in compliance. All rights of way owned by the Company are valid, subsisting and enforceable rights of way.

Section 3.15 Projections. The projections of the Company that have been delivered to the Purchaser prior to each Closing are a true and complete copy of the latest projected statements of operating revenue, income, expenses and cash flows of the Company for the periods specified therein. Such projections (a) were based on the assumptions set forth therein which were made in good faith and reasonable and fair at the time they were made, and which continue to be reasonable and fair as of the applicable Closing, and (b) are reasonable estimates of the Company’s financial performance for the periods indicated therein in light of the assumptions made.

Section 3.16 Employee Matters.

(a) The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(b) The Company is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c) The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d) None of the Company’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(e) Section 3.16(e) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to ERISA. The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable Laws for any such employee benefit plan.

Section 3.17 Tax Returns and Payments. The Company has filed, on a timely basis, all income Tax and other Tax Returns required to be filed by it on or prior to the date hereof, and such Tax Returns were true, correct and complete in all respects. The Company has not extended the time within which to file any Tax Return or agreed to any extension of time with respect to a Tax assessment or deficiency. All Taxes (whether shown or not shown on any income Tax Returns) that are due and payable by the Company or asserted to be due and payable by the Company, have been timely paid or will be timely paid in full on or before the Closing Date.. There are no accrued and unpaid federal, state, country, local or foreign Taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax returns or reports by any applicable federal, state, local or foreign Governmental Authority. The Company is not a party to any Action by any taxing authority. There is no pending or threatened Actions by any taxing authority. The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law. The Company (i) has not been a member of an affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law and (ii) has no liability for Taxes of any Person other than the Company under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise. The Company is not a party to any Tax allocation or sharing agreement as to indemnification for, contribution to, reimbursement or payment of Taxes of any other Person (other than pursuant to customary Tax indemnification provisions in commercial contracts not primarily related to Taxes), nor has any liability for the Taxes of any other Person as a transferee or successor, by contract or otherwise.

Section 3.18 Insurance. Section 3.18 of the Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors, managers’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company or its Affiliates and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to the Purchaser. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any such Insurance Policies. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and contracts to which the Company is a party or by which it is bound. Except as set forth on Section 3.18 of the Disclosure Schedule, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 3.19 Permits; DDRDP Grants.

(a) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.19(a) of the Disclosure Schedule lists: (a) all Permits issued to the Company for the Development of the Project and the operation of its business, including the names of the Permits and their respective dates of issuance and expiration, and (b) all Permits that the Company expects to require or request, to the best of its Knowledge after due inquiry, for the Development of the Project and the operation of its business, including the names of the Permits and the anticipated timing for issuance. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.19(a) of the Disclosure Schedule.

(b) Section 3.11(b) of the Disclosure Schedule sets forth all DDRDP grants with respect to the Initial Digesters and the Additional Digesters which, as of the Initial Closing Date, (i) the Company has obtained, (ii) have been approved by the DDRDP, (iii) have been submitted and are pending approval by the DDRDP, or (iv) the Company anticipates submitting.

Section 3.20 Real Property Holding Company. The Company is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder. The Company has filed with the Internal Revenue Service all statements, if any, with its United States income Tax returns which are required under such regulations.

Section 3.21 Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect, (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned, leased or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchaser true and complete copies of all material environmental records, reports, notifications, certificates of need, Permits, pending Permit applications, correspondence, engineering studies and environmental studies or assessments.

Section 3.22 Disclosure. The Company has made available to the Purchaser and the Agent all of the information reasonably available to the Company that the Purchaser and the Agent have requested for deciding whether to acquire the Series A Preferred Units. No representation or warranty of the Company contained in this Agreement, and no certificate or document furnished or to be furnished to the Purchaser and/or the Agent pursuant to or in connection with this Agreement or at any Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact, event, condition, occurrence, development or circumstance which has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.23 Foreign Corrupt Practices Act. Neither the Company nor, to the Company’s Knowledge, any other Person associated with or acting on behalf of the Company, including, without limitation, any director, manager, member, officer, agent, employee or Affiliate of the Company has (a) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (d) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder; and the Company has instituted and maintains policies and procedures designed to ensure compliance therewith.

(a) To the Company’s Knowledge, there is not now, and there has never been, any employment by the Company of, or beneficial ownership in the Company by, any governmental or political official in any country in the world.

(b) The Company and, to the Knowledge of the Company, the directors, managers, officers, agent, employees, affiliates or Persons acting on behalf of the Company has not been nor is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”) and the Company will not directly or indirectly use any proceeds of any Purchase, or lend, contribute or otherwise make available such proceeds to the Company or to any affiliated entity, joint venture partner or other Person to finance any investments in, or make payments to, any country or Person targeted by any of the sanctions of the United Sates administered by OFAC.

Section 3.24 Money Laundering. The operations of the Company are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action by or before any Governmental Authority or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company , threatened.

Section 3.25 Contractors, Subcontractors and Suppliers. Section 3.25 of the Disclosure Schedule lists all of the contractors, subcontractors and suppliers that will be involved with the Development of the Project.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.1 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that each of the following representations and warranties (i) is true and correct as of the Signing Date (except as otherwise indicated) and (ii) will be true and correct on and as of each Closing Date (except as otherwise indicated):

Section 4.2 Authorization. The Purchaser has full power and authority to enter into the Transaction Documents. The Transaction Documents to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 4.3 Purchase for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Series A Preferred Units to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of Applicable Securities Laws, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of Applicable Securities Laws. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Series A Preferred Units in violation of Applicable Securities Laws (it being understood that the representation and warranty contained in this Section shall not limit the Purchaser’s right to sell the Series A Preferred Units in compliance with Applicable Securities Laws).

Section 4.4 Restricted Securities. The Purchaser understands and acknowledges that the Series A Preferred Units and the Common Units issuable thereunder have not been and will not be registered under the U.S. Securities Act, or any applicable state securities Laws of the United States, and that the sale contemplated hereby is being made in reliance on a private placement exemption to “accredited investors” as defined in Rule 501(a) of Regulation D under the U.S. Securities Act, in reliance on the exemption from registration under Section 4(a)(2) of the U.S. Securities Act and Rule 506(b) of Regulation D thereunder. Accordingly, upon issuance, the Preferred Shares and any Common Units will be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act, and therefore may not be offered or sold by it, directly or indirectly, in the United States without registration under Applicable Securities Laws, except in certain circumstances.

Section 4.5 No Public Market. The Purchaser understands that no public market now exists for the Series A Preferred Units or the Common Units, and that the Company has made no assurances that a public market will ever exist for the Series A Preferred Units or the Common Units.

Section 4.6 Legends. The Purchaser understands that the Series A Preferred Units and any Common Units issued upon conversion of Series A Preferred Units, shall contain the following legend:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “33 ACT”), AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE 33 ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE 33 ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF THAT CERTAIN AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF DECEMBER 20, 2018, AS AMENDED FROM TIME TO TIME, BY AND AMONG THE COMPANY AND THE MEMBERS IDENTIFIED THEREIN, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER. A COPY OF SUCH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAS BEEN FILED WITH THE SECRETARY OF THE COMPANY AND IS AVAILABLE UPON REQUEST.”

Section 4.7 Accredited Investor. As of the Signing Date the Purchaser is, and on the applicable Closing Date and each date on which it converts any of the Series A Preferred Units into Common Units, the Purchaser will be, an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 4.8 No General Solicitation. The Purchaser is not purchasing the Series A Preferred Units as a result of any advertisement, article, notice or other communication regarding the Series A Preferred Units published in any newspaper, magazine or similar media or broadcast over television, radio or the internet or presented at any seminar or any other general solicitation or general advertisement.

Section 4.9 Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the Laws of its jurisdiction in connection with any invitation to subscribe for the Series A Preferred Units or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Series A Preferred Units, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income Tax and other Tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Series A Preferred Units. The Purchaser’s subscription and payment for and continued beneficial ownership of the Series A Preferred Units will not violate any securities or other Laws of the Purchaser’s jurisdiction.

Section 4.10 [Reserved].

Section 4.11 Reliance. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and Aemetis and their respective officers, managers, members, directors, advisors, agents and representatives in making its investment or decision to invest in the Company.

ARTICLE V.
CLOSING CONDITIONS

Section 5.1 Conditions to the Purchaser’s Obligations at Initial Closing and Each Other Closing of a Purchase Under the Initial Tranche. The obligation of the Purchaser to purchase Series A Preferred Units at the Initial Closing and each other Closing of a Purchase under the Initial Tranche is subject to the satisfaction, at or prior to such Closing, of each of the following conditions precedent to the satisfaction of the Agent in its sole discretion:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement and the other Transaction Documents shall be true and correct in all respects on and as of the date of such Closing (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such date).

(b) No Trigger Event. No Trigger Event or Potential Trigger Event shall exist.

(c) Qualifications. All Permits, if any, of any Governmental Authority that are required in connection with the consummation of the Transaction shall be obtained and effective as of the Initial Closing.

(d) Material Adverse Effect. Since the Signing Date, no fact, circumstance, event, change, occurrence, condition or development shall have occurred that, individually or in the aggregate, has had or could be reasonably likely to have a Material Adverse Effect.

(e) Litigation; Illegality. None of the Transactions shall have been enjoined by any Governmental Authority, no Action challenging any of the Transactions shall have been threatened or instituted and no investigation or other demand shall have been made by any Governmental Authority, and no Law shall have been enacted that prohibits, restrains or makes illegal the consummation of any the Transactions.

(f) Lien Searches. The Agent shall have received the results of a recent Lien search in the jurisdiction of organization of the Company and each jurisdiction where assets of the Company are located, and such searches shall reveal no Liens on any of the assets of the Company.

(g) Indemnification Agreement. The Agent shall have received the Indemnification Agreement duly executed by the Company.

(h) Security Agreement. The Agent shall have received the Security Agreement, duly executed by the Company.

(i) Mortgages. The Agent shall have received Mortgages covering the Leases for the Initial Digesters, the leasehold estates created thereby and the improvements thereon, duly executed by the Company (the “Initial Mortgages”). This condition does not apply to the Initial Closing.

(j) Surveys. The Agent shall have received ALTA surveys with respect to the Leases for the Initial Digesters, which shall be prepared and certified to the Agent by a surveyor acceptable to the Agent.

(k) Mortgage Title Policies. The Agent shall have received an ALTA mortgagee’s title policy for each of the Initial Mortgages, which shall be satisfactory to the Agent.

(l) Fee Owner, Lessor and Mortgagee Agreements. The Agent shall have received such (i) non-disturbance agreements and other agreements as it may request from the lessors and/or fee owners with respect to the Leases of the Initial Digesters and the mortgagees of such lessors and/or fee owners, and (ii) such lien waivers and other agreements from third parties as it may request with respect to the Collateral.

(m) Filings, Registrations and Recordings. The Agent shall have received each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under applicable Law or requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of itself and the Purchaser, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person.

(n) Legal Opinions. The Purchaser and the Agent shall have received a satisfactory legal opinion, dated the Initial Closing Date, from the Structure Law Group, LLC, counsel for the Company, substantially in the form of Exhibit C

(o) Insurance. The Agent shall have received evidence of insurance coverage for the Company and its assets in form, scope, and substance reasonably satisfactory to the Agent and otherwise in compliance with the terms of this Agreement.

(p) Board. The authorized size of the Board shall be three (3) Managers.

(q) Closing Certificate. The Secretary of the Company shall have delivered to the Purchaser a certificate executed by the Secretary of the Company, in form and substance satisfactory to the Purchaser, certifying (i) a certified copy of the Company’s Certificate of Formation and all amendments thereto, (ii) the Company’s Company Agreement in effect at the time of such Closing, (iii) resolutions of the Board authorizing the Transaction Documents and the Transaction, (iv) a good standing certificate from the Secretary of the State of the State of Delaware, dated a recent date before such Closing, (v) a certificate from the Secretary of State of California as to the good standing of the Company as a foreign limited liability company in the State of California, and (vi) a certification as to the incumbency of the officers of the Company.

(r) Reservation of Units. The Company shall have duly authorized and reserved for issuance 5,000,000 Conversion Units.

(s) Delivery of Certificates Representing Series A Preferred Units. The Company shall have executed and delivered to the Agent one or more Unit certificates, registered in the name of the Purchaser, representing the number of Series A Preferred Units to be purchased at such Closing.

(t) Company Agreement. The Company and Aemetis shall have executed and delivered to the Purchaser a counterpart of the Company Agreement in the form attached hereto as Exhibit F, and the Company Agreement shall be in full force and effect as of each Closing Date in accordance with its terms.

(u) Gantt Chart. The Gantt Chart in effect on the Initial Closing Date, which shall have been approved by the both the Agent and the Third Party Consultant, certified by the Company.

(v) Project Budget. The Project Budget in effect on the Initial Closing Date, which shall have been approved by both the Agent and the Third Party Consultant, certified by the Company.

(w) Revenue Memorandum. The Agent shall have received a satisfactory revenue memorandum addressed to it and the Company with respect to the Project from EcoEngineers.

(x) Consultant’s Agreement. The Agent shall have received a copy of the consultant’s agreement between the Company and the Third Party Consultant.

(y) Management Agreement. The Agent shall have received a copy of the Management Agreement.

(z) Project Contracts. The Agent shall have received executed copies of all Project Contracts in effect on the Initial Closing Date, including Leases for the Initial Digesters and memoranda of such Leases that have been recorded in the appropriate real property records.

(aa) Consents to Security Interests. The Agent shall have received from each of Maas Energy and the Third Party Consultant a consent to the security interests created pursuant to the Collateral Documents in each Project Contract to which it is a party.

(bb) Permits. The Agent shall have received a list of (i) all Permits that the Company has obtained as of the Initial Closing Date, and (ii) all Permits that will be required for the Development of the Project and the anticipated dates of receipt.

(cc) Due Diligence. The Agent shall have completed its due diligence with respect to the Transaction.

(dd) Common Units. The Agent shall have received evidence satisfactory to it that Aemetis directly owns 6,000,000 Common Units.

(ee) Closing Fee. With respect to the Initial Closing, Company shall have paid to the Purchaser, for its own account, in immediately available funds, a closing fee equal to $900,000 to an account designated by the Agent or the Purchaser, or a signed direction to withhold such closing fee from the Subscription Amount payable at the Initial Closing.

(ff) Expenses. The Agent shall have received payment of all expenses for which invoices have been presented (including the fees and expenses of legal counsel, including local and special counsel), on or before the date of such Closing. All such amounts will be paid with proceeds of the Purchase on the Closing Date for such Closing and will be reflected in the instructions given by the Company to the Agent on or before such Closing Date.

(gg) Final Use of Proceeds. The Agent shall have received a final use of proceeds for the Subscription Amount, together with the consolidated balance sheets for the Company.

(hh) Additional Conditions. On or before the Initial Closing, each of the conditions precedent identified on Annex I hereto shall have been satisfied.

(ii) Additional Documents. The Agent shall have received copies of such other documents and agreements as the Agent may request.

(jj) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Initial Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Agent, and the Agent (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

Section 5.2 Conditions to Purchaser’s Obligations at Subsequent Closing and Each Other Closing of a Purchase Under the Second Tranche. The obligation of the Purchaser to purchase Series A Preferred Units at, and to consummate, the Subsequent Closing and each other Closing of a Purchase under the Second Tranche, is subject to the satisfaction at or prior to such Closing of each of the following conditions precedent to the satisfaction of the Agent in its sole discretion:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement and the other Transaction Documents shall be true and correct in all respects as of such Closing (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such date).

(b) No Trigger Event. No Trigger Event or Potential Trigger Event shall exist.

(c) Collateral Documents. The Agent shall have received such Collateral Documents as it may request.

(d) Additional Digesters. The Company shall have entered into the Additional Digester Contracts and delivered to the Agent certified copies of the Additional Digester Contracts and all amendments thereto.

(e) Mortgages. The Agent shall have received Mortgages covering the Leases for the Additional Digesters, the leasehold estates created thereby and the improvements thereon, duly executed by the Company (the “Additional Mortgages”).

(f) Surveys. The Agent shall have received ALTA surveys with respect to the Leases for the Additional Digesters, which shall be prepared and certified to the Agent by a surveyor acceptable to the Agent.

(g) Mortgage Title Policies. The Agent shall have received an ALTA mortgagee’s title policy for each of the Additional Mortgages, which shall be satisfactory to the Agent.

(h) Fee Owner, Lessor and Mortgagee Agreements. The Agent shall have received such (i) non-disturbance agreements and other agreements as it may request from the lessors and/or fee owners with respect to the Leases of the Additional Digesters and the mortgagees of such lessors and/or fee owners, and (ii) such lien waivers and other agreements from third parties as it may request with respect to the Collateral.

(i) Output Stabilization and Maximization of Initial Digesters. The output of the Initial Digesters shall have been stabilized and maximized in accordance with their design, and such stabilization and maximization of output shall be acceptable to the Agent in its sole discretion.

(j) DDRP Government Grants. The Agent shall have received within ten (10) months after the Initial Closing Date in accordance with the Gantt Chart evidence that the Company has received the approval of DDRDP government grants for: (i) the Initial Digesters, and (ii) the Additional Digesters with applications for the Additional Digesters to have been filed by no later than the immediately next deadline for grant applications following the Signing Date (and as set out on the DDRDP website https://www.cdfa.ca.gov/oefi/ddrdp/ on the Signing Date) for total DDRDP grant amounts equal to at least 50% of the related capital expenditures in the Project Budget.

(k) Completion of Engineering, Etc. The Agent shall have received within ten (10) months after the Initial Closing Date in accordance with the Gantt Chart (i) evidence of the completion of all engineering work, (ii) evidence of the approval of all construction drawings by Hartman Engineering, Inc., (iii) copies of the comprehensive and detailed work program and activity schedule, (iv) copies of bill of materials/services estimates, (v) a final list of vendors, and (vi) evidence of the ordering of long lead time items, all in accordance with the Project Budget.

(l) Project Budget Update. The Agent shall have received an update to the Project Budget showing all variances from the Project Budget with respect to the Initial Digesters and, in the event of any cost overruns from the Project Budget with respect to the completion of the Initial Digesters, the Agent shall have received evidence that the Company has satisfied all of the USDA Loan Conditions.

(m) Permits. The Agent shall have received within ten (10) months after the Initial Closing Date, in accordance with the Gantt Chart, evidence that the Company has received all Permits required for installing, constructing, building, connecting, completing, commissioning, and operationalizing the Project.

(n) Delivery of Certificates Representing Series A Preferred Units. The Company shall have executed and delivered to the Agent Unit certificates, registered in the name of the Purchaser, representing the number of Series A Preferred Units purchased at such Closing.

(o) Project Contracts. The Agent shall have received executed copies of all of the Project Contracts for the Additional Digesters, including the Leases for the Additional Digesters and memoranda thereof that have been recorded in the appropriate real property records.

(p) Material Adverse Change. Since the date of delivery of the most recent audited financial statements of the Company, no fact, circumstance, event, change, occurrence, condition or development shall have occurred that, individually or in the aggregate, has had or could be reasonably likely to have a Material Adverse Effect.

(q) Lien Searches. The Agent shall have received satisfactory Lien searches with respect to the fee owner(s) and operator of each dairy on which each Additional Digester will be located.

(r) Additional Documents. The Agent shall have received copies of such other documents and agreements as the Agent may request.

(s) Proceedings and Documents. All corporate and other proceedings in connection with the Transactions contemplated at such Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Agent, and the Agent (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

ARTICLE VI.
COVENANTS

So long as Purchaser shall have any obligation to purchase Series A Preferred Units hereunder or any Obligation shall remain unpaid or unsatisfied, the Company shall comply with the following covenants:

Section 6.1 Information Reporting and Monitoring.

(a) The Company shall deliver to the Purchaser and the Agent:

(ii) Annual Reporting.

(x) Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company (i) an unaudited balance sheet as of the end of such year, (ii) unaudited statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Section 6.1(a)(y)) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, (iii) an unaudited statement of members’ equity as of the end of such year, all such financial statements to be prepared in accordance with GAAP and certified by independent public accountants of nationally recognized standing selected by the Company and reasonably acceptable to the Agent, and (iv) audited financial statements of Aemetis, Inc. as delivered under the Note Purchase Agreement, containing an audit opinion on supplemental financial statements of the Company.

(y) Budget. As soon as practicable, but in any event thirty (30) days before the end of each fiscal year of the Company, a budget and business plan of the Company for the next fiscal year (collectively, the “Budget”), approved by the Board (including the Series A Preferred Units Manager) and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company.

(ii) Quarterly Reporting.

(x) Financial Statements. As soon as available, but in any event within forty five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of members’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP and certified by an officer of the Company as being true, correct and complete (except that such financial statements may (i) be subject to normal period-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP).

(y) Capital Structure. As soon as available, but in any event within forty-five (45) days after the end of each of quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of Units and Equity Securities convertible into or exercisable for Units of the Company at the end of such quarter, the Common Units issuable upon conversion or exercise of any outstanding Equity Securities convertible or exercisable for Common Units and the exchange ratio or exercise price applicable thereto, and the number of Units of issued Unit options and Unit options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Purchaser and the Agent to calculate the Purchaser’s percentage equity ownership in the Company, and certified by an officer of the Company as being true, complete, and correct.

(iii) Monthly Reporting.

(x) Progress Reports. As soon as available, and in any event within ten (10) days after the end of each calendar month ending after the Initial Closing Date, a monthly report prepared by the Company, as certified by the Third Party Consultant on the progress of Development of the Project and achievement of Milestones in substantially the form of Exhibit E and in detail reasonably satisfactory to the Agent, including: (i) Milestone schedules, Milestones met and not met and, in the case of Milestones not met, the reasons why such Milestones were not met, targeted Milestones for the next month, and targeted Milestones for the next ninety (90) days, (ii) a report as to the progress of the Project, (iii) in the event of any material deviation or variance from the Gantt Chart and/or the Project Budget, the reason for such material deviation and such other information reasonably requested by the Purchaser and/or the Agent in connection therewith; (iv) any factors or events which have had, are having or could reasonably be expected to have a Material Adverse Effect; (v) the status of all Permits necessary for the Development of the Project, including with respect to Permits which have not been obtained, the dates of applications submitted or to be submitted and the anticipated dates of actions by applicable Governmental Authorities with respect to such Permits; and (vi) the status of all grants (including DDRDP grants) by Governmental Authorities for the Development of the Project, including with respect to grants that have not been obtained, the dates of applications submitted or to be submitted and the anticipated dates of action by applicable Governmental Authorities with respect to such grants.

(iv)
Weekly Reporting.

(x) As soon as available, and in any event by no later than 12pm (Pacific Standard Time) on Friday of each week, following the Stabilization Period, a weekly report prepared by the Company in substantially the form of Exhibit K and in detail reasonably satisfactory to the Agent, of (i) all construction activities, highlighting any delays and deviations from the Gantt Chart together with timelines, underlying causes and remedies and corrective action proposed, (ii) a weekly log of daily biogas production for each of the Initial Digesters and Additional Digesters (once operational); (iii) a weekly log of daily average temperature of manure in each lagoon (at the surface and the bottom) for each Digester; (iii) a weekly log of daily measurement of volume of influents and effluents for each Digester; and (iv) weekly checks on the number of WCE for each of the dairies, manure collection methods and quantum of supply to each Digester, as per the Leases or other contracts signed with each of the related dairies.

(v)           Compliance Certificate. Concurrently with the delivery of the financial statements pursuant to Sections 6.1(a)(i)(x) and 6.1(ii)(x), a duly completed Compliance Certificate signed by the chief executive officer of the Company.

(vi)           Insurance. Concurrently with the delivery of its audited financial statements pursuant to Section 6.1(a)(i)(x), evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Agent and otherwise in compliance with the terms of this Agreement and the other Transaction Documents.

(vii)           Other Information. Such other information relating to the Project and/or the condition (financial or otherwise), business, assets, operations, prospects, or corporate affairs of the Company as the Purchaser or the Agent may from time to time reasonably request.

If, for any period, the Company has any Subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated Subsidiaries.

(b) Bank Account Reporting. Unless the Agent has electronic viewing access to the Company’s bank accounts, within five (5) Business Days after the end of each calendar month, a statement issued by each bank for bank accounts held by the Company showing balances and account history, including the amount of cash and cash equivalents held in such bank account.

(c) Inspection Rights. The Company will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, and (b) permit any representatives designated by the Agent (including employees of Agent or any consultants, accountants, lawyers, auditors, engineers and appraisers retained by the Agent), upon reasonable prior notice, to visit and inspect the Project, conduct at the Project field examinations of the Project, the Company’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. All such inspections and examinations shall be at the sole cost and expense of the Company.

(d) Monitoring. The Agent may conduct monthly reviews of the Development of the Project with the Third Party Consultant in consultation with such other engineer, consultant or advisor, in Agent’s sole and reasonable discretion, at the sole cost and expense of the Company.

(e) Notices. The Company shall give prompt written notice to the Agent of:

(i) the occurrence of any Trigger Event or Potential Trigger Event;

(ii) any (A) default or event of default under any contractual obligation of the Company or any Subsidiary or (ii) any Action, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(iii) any Action affecting the Company or any Subsidiary or the Project (A) in which the amount involved is $50,000 or more and not covered by insurance, (B) in which injunctive or similar relief is sought or (C) which relates to any Transaction Document;

(iv) any resignation or termination of any director, manager or any senior officer of the Company, or the project manager hired for the Project;

(v) any damage or casualty to the Project or any part thereof;

(vi) the commencement of any condemnation proceeding with respect to the Project or any part thereof;

(vii) any amendment, modification or termination of any DDRDP government grant for or relating to the Project;

(viii) each Additional Digester Contract entered into by the Company; and

(ix) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this paragraph (e) shall be accompanied by a statement of the chief financial officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

(f) Other Information. Upon the request of the Agent, the Company shall promptly deliver he following to the Agent (to the extent permitted by applicable Law): (i) asset purchase reports and supporting invoices; (ii) detailed production statistics; (iii) copies of all Project Contracts and all other material contracts and authorizations; (iv) organizational charts and compensation of all of the Company’s personnel; (v) copies of reports sent to Unitholders and the Board; and (vi) such further schedules, reports, documents, and information as the Agent may require.

Section 6.2 Certain Notifications. The Company shall promptly notify the Purchaser and the Agent of any fact, event or circumstance of which the Company is aware and which would be reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate or to cause any covenant or agreement of the Company contained in this Agreement not to be complied with or satisfied; provided, however, that delivery of any notice pursuant to this Section 6.2 shall not limit or affect any rights of or remedies available to the Purchaser or the Agent.

Section 6.3 Preference Payments. Commencing on the second anniversary (the “Second Anniversary”) of the Initial Closing Date (and commencing on the date of issuance with respect to any Series A Preferred Units issued on or after the Second Anniversary), Preference Payments on each Series A Preferred Unit shall accrue, whether or not there are funds legally available for the payment of Preference Payments, on a daily basis at the rate per annum of $0.50 per Series A Preferred Unit outstanding. All accrued Preference Payments on any Series A Preferred Unit shall be paid (a) on the last day of April, July, October and January of each calendar year, or (b) upon a Liquidation or redemption of the Series A Preferred Units in accordance with the provisions of Section 6.4 or Section 6.9. All accrued and accumulated Preference Payments on the Series A Preferred Units shall be prior and in preference to any dividend or distribution on any Junior Securities and shall be fully paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any other Junior Securities. Except as otherwise provided herein, if at any time the Company pays less than the total amount of Preference Payments then accrued and accumulated with respect to the Series A Preferred Units, such payment shall be distributed pro rata among the holders of Series A Preferred Units based upon the aggregate accrued and accumulated but unpaid Preference Payments on the Series A Preferred Units held by each such holder.

Section 6.4 Liquidation; Deemed Liquidation.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (collectively with a Deemed Liquidation, a “Liquidation”), the holders of Series A Preferred Units then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its Unitholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all Series A Preferred Units held by such holder, plus all unpaid accrued and accumulated Preference Payments on all Series A Preferred Units.

(b) Deemed Liquidation. The occurrence of either a Change of Control or a Qualified Public Offering (either such event, a “Deemed Liquidation”) shall be deemed a Liquidation for purposes of this Section 6.4. Upon the consummation of any such Deemed Liquidation, the holders of the Series A Preferred Units shall, in consideration for cancellation of their Series A Preferred Units, be entitled to the same rights such holders are entitled to under this Section 6.4 upon the occurrence of a Liquidation, including the right to receive the full preferential payment from the Company of the amounts payable with respect to the Series A Preferred Units under Section 6.4(a) hereof.

(c) Deemed Liquidation Procedures. In furtherance of the foregoing, the Company shall take such actions as are necessary to give effect to the provisions of Section 6.4(a) and Section 6.4(b), including, without limitation, (i) in the case of a Change of Control structured as a merger, consolidation or similar reorganization, causing the definitive agreement relating to such transaction to provide for a rate at which Series A Preferred Units are converted into or exchanged for cash, or (ii) in the case of a Change of Control structured as an asset sale, as promptly as practicable following such transaction, either dissolving the Company and distributing the assets of the Company in accordance with applicable Law or redeeming all outstanding Series A Preferred Units and, in the case of both (i) and (ii), giving effect to the preferences and priorities set forth in this Section 6.4. The Company shall promptly provide to the holders of Series A Preferred Units such information concerning the terms of such Change of Control, and the value of the assets of the Company as may reasonably be requested by the holders of Series A Preferred Units.

(d) Notice Requirement. In the event of any Liquidation (or Deemed Liquidation), the Company shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any Unitholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give the Agent and each holder of Series A Preferred Units written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of Series A Preferred Units upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Company shall promptly give written notice to each holder of Series A Preferred Units of such material change.

Section 6.5 Conversion. The holders of the Series A Preferred Units shall have conversion rights as follows:

(a) Right to Convert. Each Series A Preferred Unit shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one (1) fully paid and non-assessable Common Unit, provided that (i) the total number of Common Units into which Series A Preferred Units may be converted shall not exceed 1,200,000 Common Units or, subject to Section 7.2, 5,000,000 Common Units (subject in each case to appropriate adjustment in the event of any distributions, Common Unit split, reclassification, combination or other similar recapitalization affecting such Units), and (ii) the Common Units into which Series A Preferred Units are converted shall have terms and conditions that are identical to the terms of the Common Units held by Aemetis.

(b) Fractional Units. No fractional Common Units shall be issued upon conversion of a Series A Preferred Unit. In lieu of any fractional Units to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the Fair Market Value of a Common Unit. Whether or not fractional Units would be issuable upon such conversion shall be determined on the basis of the total number of Series A Preferred Units the holder is at the time converting into Common Units and the aggregate number of Commons Units issuable upon such conversion.

(c) Notice of Conversion. In order for a holder of Series A Preferred Units to voluntarily convert Series A Preferred Units into shares of Common Units, such holder shall provide written notice to the Company that such holder elects to convert a number of such holder’s Series A Preferred Units and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the Common Units to be issued. The close of business on the date of receipt by the Company shall be the time of conversion (the “Conversion Time”), and the Common Unit issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Company shall, as soon as practicable after the Conversion Time pay in cash such amount as provided in Section 6.5(b) in lieu of any fraction of a Common Unit otherwise issuable upon such conversion. Any accrued but unpaid Preference Payments or distribution with respect to each Series A Preferred Unit so converted shall become payable to the holder as of the Conversion Time.

(d) Reservation of Units. The Company shall at all times when any Series A Preferred Units shall be outstanding, reserve and keep available out of its authorized but unissued Units, for the purpose of effecting the conversion of the Series A Preferred Units, such number of its duly authorized Common Units as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Units entitled to conversion; and if at any time the number of authorized but unissued Common Units shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Units entitled to conversion, the Company and the Unitholders shall take such action as may be necessary to increase its authorized but unissued Common Units to such number of Common Units as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite approval of any necessary amendment to the Company Agreement.

(e) Adjustments for Certain Diluting Issues.

(i) Adjustments for Splits and Combinations. If the Company shall at any time or from time to time after the Initial Closing Date effect a subdivision of the outstanding Common Units, the number of Common Units issuable on conversion of the Series A Preferred Units shall be increased in proportion to such increase in the aggregate number of Common Units outstanding. If the Company shall at any time or from time to time after the Initial Closing Date combine the outstanding Common Units, the number of Common Units issuable on conversion of the Series A Preferred Units shall be decreased in proportion to such decrease in the aggregate number of Common Units outstanding.

(ii) Adjustments for Distributions. In the event the Company at any time or from time to time after the Initial Closing Date shall make a distribution payable in securities of the Company (including a distribution of Common Units in respect of outstanding Common Units) or in other property, then and in each such event the holders of Series A Preferred Units shall receive, simultaneously with the distribution, a distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Series A Preferred Units entitled to convert into Common Units had been converted into Common Units on the date of such event.

(iii) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Units (but not the Series A Preferred Units) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 6.5(e)(ii)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each Series A Preferred Unit entitled to be converted shall thereafter be convertible in lieu of the Common Unit into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of Common Units issuable upon conversion of one Series A Preferred Unit immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 6.5 with respect to the rights and interests thereafter of the holders of the Series A Preferred Units, to the end that the provisions set forth in this Section 6.5 shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Units.

(iv) Certificate as to Adjustments. Upon the occurrence of each adjustment pursuant to this Section 6.5(e), the Company at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Units a certificate setting forth such adjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Units are convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Units (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth the number of Common Units and the amount, if any, of other securities, cash or property which then would be received upon the conversion of a Series A Preferred Unit.

(v) Notice. In the event: (A) the Company intends to take any action entitling or enabling Unitholders to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any securities, or to receive any other security; (B) the Company intends to effect any capital reorganization of the Company, any reclassification of the Common Units, or any Change of Control; or (C) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will send or cause to be sent to the holders of the Series A Preferred Units a notice specifying, as the case may be, (i) the date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Units (or such other capital stock or securities at the time issuable upon the conversion of the Series A Preferred Unit) shall, or shall be entitled to, exchange their Common Units (or such other Equity Securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Units and the Common Units. Such notice shall be sent at least twenty (20) days prior to the effective date for the event specified in such notice.

(f) No Charge or Payment. The Company shall pay any and all issue and other similar Taxes that may be payable in respect of any issuance or delivery of Common Units upon conversion of Series A Preferred Units pursuant to this Section 6.5. The issuance of certificates for Common Units upon conversion of Series A Preferred Units pursuant to Section 6.5 shall be made without payment of additional consideration by, or other charge, cost or Tax to, the holder in respect thereof.

Section 6.6 Voting Generally.

(a) Each holder of outstanding Series A Preferred Units shall be entitled to one vote per Series A Preferred Unit and to vote with holders of outstanding Common Units, voting together as a single class, with respect to any and all matters presented to the Unitholders of the Company for their action or consideration (whether at a meeting of Unitholders of the Company, by written action of Unitholders in lieu of a meeting or otherwise), except as provided by Law or by the provisions of Section 6.8 below. Each holder of outstanding Series A Preferred Units shall be entitled to notice of all Unitholder meetings (or requests for written consent) in accordance with the Company’s Company Agreement.

(b) Any of the rights, powers, preferences and other terms of the Series A Preferred Units set forth herein may be waived on behalf of all holders of Series A Preferred Units by the affirmative written consent or vote of the holders of at least a majority of the Series A Preferred Units then outstanding.

Section 6.7 Board.

(a) The Company shall at all times have three (3) Managers. The holders of record of a majority of the Series A Preferred Units (or if no Series A Preferred Units are outstanding, but Series A Preferred Units have been converted into Common Units, then a majority of the holders of such Common Units resulting from such conversion), exclusively and as a separate class, shall be entitled to elect one (1) Manager of the Company (the “Series A Preferred Units Manager”). The holders of record of Common Units and the Series A Preferred Units, exclusively and voting together as a single class, shall be entitled to elect the two remaining Managers of the Company. Any Manager elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of a majority of the holders of the Units of the class or series of Units entitled to elect such Manager, given either at a special meeting of such Unitholders duly called for that purpose or pursuant to a written consent of the relevant Unitholders. If the holders of Series A Preferred Units or Common Units, as the case may be, fail to elect a sufficient number of Managers to fill the Board for which they are entitled to elect Managers, voting exclusively and as a separate class pursuant to the first sentence of this Section 6.5, then any Manager position not so filled shall remain vacant until such time as the holders of the Series A Preferred Units or Common Units, as the case may be, elect a person to fill such Manager position by vote or written consent in lieu of a meeting; and no such Manager position may be filled by Unitholders of the Company other than by the Unitholders of the Company that are entitled to elect a person to fill such Manager Position, voting exclusively and as a separate class. Except as otherwise provided in this Section 6.7, a vacancy in any Manager position filled by the holders of any class or series of Units shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series of Units. The Company shall execute and deliver or cause to be executed and delivered such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Purchaser to effectually carry out this provision.

(b) The Company shall notify the Agent of the date and time for each regular and special meeting of the Board or any committee thereof or of the adoption of any resolutions by written consent (describing in reasonable detail the nature and substance of such action) at the same time and in the same manner that notice is provided to Managers of the Company and provide to the Agent any materials delivered to the Managers of the Company at the same time such materials are provided to such Managers. The Board shall meet at least once per quarter. The Agent shall be free to contact the Managers of the Company and discuss the pending actions to be taken.

Section 6.8 Series A Preferred Units Protective Provisions. For so long as any Series A Preferred Units remain outstanding, the Company shall not, either directly or indirectly by agreement, amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by Law or the Company Agreement) the written consent or affirmative vote of the holders of at least a majority of the then outstanding Series A Preferred Units, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a) liquidate, dissolve or wind-up the business and affairs of the Company or any Subsidiary, or consent to or otherwise approve any of the foregoing;

(b) take any action that would result in a Bankruptcy Event; adopt a plan of liquidation of the Company or any of its Subsidiaries; take any action to commence any suit, case, proceeding or other action under any existing or future Law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to the Company or any of its Subsidiaries, or seeking to adjudicate the Company or any of its Subsidiaries as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Company or any of its Subsidiaries; appoint a receiver, trustee, custodian or other similar official for the Company or any of its Subsidiaries, or for all or any material portion of the assets of the Company or any of its Subsidiaries; or make a general assignment for the benefit of the creditors of the Company or any of its Subsidiaries;

(c) amend, modify, alter or repeal any provision of the Certificate of Formation, the Company Agreement or this Agreement in a manner that affects the powers, preferences or rights of the Series A Preferred Units or that increases or decreases the number of authorized Series A Preferred Units;

(d) create, or authorize the creation of, any additional class or series of Units or reclassify or authorize the reclassification of any class or series of Units (unless the same ranks junior in all respects to the Series A Preferred Units with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and distributions, and redemption rights) or increase or decrease the authorized number of Series A Preferred Units or increase the authorized number of shares of any additional class or series of Units (unless the same ranks junior to the Series A Preferred Units with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and distributions, and redemption rights);

(e) purchase, redeem or otherwise acquire (or permit any Subsidiary to purchase, redeem or otherwise acquire), or pay, declare or make any dividend or distribution on, any Common Units;

(f) create any bonds, notes or Equity Securities that are convertible into, or exchangeable for, or have option rights to purchase or otherwise acquire, any Units (or other ownership or profits interests) in the Company that would rank senior to or pari passu with the Series A Preferred Units with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and distributions, and redemption rights;

(g) create, incur, assume, guarantee or authorize the creation, incurrence, guarantee, or assumption of, or issue, or authorize the issuance of any Indebtedness, or permit any Subsidiary to take any such action with respect to any Indebtedness, except for current trade payables incurred in the ordinary course of business, or amend, renew, increase or otherwise alter in any material respect the terms of any Indebtedness previously approved or required to be approved by holders of Series A Preferred Units;

(h) increase or decrease the authorized number of Managers constituting the Board from three (3) or otherwise affects the composition or appointment of the Board;

(i) engage in any line of business other than the business conducted or proposed to be conducted by the Company as of the Effective Date or use, or permit the use of, the proceeds from the issuance of the Series A Preferred Units for any purpose other than the purposes specified in Section 2.3;

(j) enter into, or become subject to or bound by, any agreement or instrument or other obligation which by its terms restricts the Company’s ability to perform any of its obligations under the Company Agreement and/or this Agreement, including the ability of the Company to pay dividends or distributions or make any redemption or liquidation payments with respect to the Series A Preferred Units required hereunder and/or under the Company Agreement;

(k) effect any recapitalization, restructuring or reorganization or split or combination of any Unit, Preferred Unit, or Common Unit;

(l) effect or enter into any agreement to effect any Change of Control;

(m) sell, transfer, license, lease or otherwise dispose of, in any transaction or series of related transactions, any assets of the Company or any Subsidiary having a Fair Market Value in excess of $100,000, other than inventory in the ordinary course of business;

(n) create, form or acquire any Subsidiary; or

(o) take any action, authorize or approve, or enter into any binding agreement with respect to or otherwise commit to do any of the foregoing.

Section 6.9 Redemption.

(a) Quarterly Mandatory Redemption. On the last day of April, July, October and January of each calendar year (each a “Quarterly Redemption Date”), the Company shall mandatorily redeem, at their Liquidation Value, the number of Series A Preferred Units equal to seventy-five percent (75%) of Free Cash Flow (if positive) generated by the Company during the calendar quarter then most recently ended divided by the Liquidation Value (the aggregate redemption price on any such date being a “Quarterly Redemption Price”). In connection with the payment of each such mandatory redemption, the Company shall provide a statement setting forth the calculation of the Quarterly Redemption Price, along with such supporting documentation as may be reasonably requested by the Agent. To the extent that the Quarterly Redemption Price is subject to a subsequent period-end audit adjustment, and either too little or too much was redeemed, Company will either promptly pay additional funds to the applicable Members, or Company will offset present or future redemptions payable to Members. Mandatory redemptions pursuant to this Section 6.9(a) shall be made in immediately available funds and shall not exceed $90,000,000 in the aggregate. If any Series A Preferred Units are not timely redeemed pursuant to this Section 6.9(a), the unpaid Quarterly Redemption Price for such unredeemed Units will bear interest at 10% per annum, compounded daily, and any unpaid interest shall accrue and shall be due and payable no later than the next Quarterly Redemption Date (irrespective of whether the Company generates positive Free Cash Flow on such next Quarterly Redemption Date or is required to redeem any other Series A Preferred Units on such date).

(b) Full Redemption. On the sixth anniversary of the Signing Date (the “Final Redemption Date”), the Company shall redeem all of the outstanding Series A Preferred Units by paying to the Purchaser, in immediately available funds, an aggregate amount equal to the Liquidation Value of all issued and outstanding Series A Preferred Units plus all accrued and unpaid Preference Payments on the Series A Preferred Units (the “Final Redemption Price”).

(c) Interest. If any Series A Preferred Units required to be redeemed on any Redemption Date are not redeemed in accordance with this Agreement, (i) all such unredeemed Series A Preferred Units shall remain outstanding and continue to have the rights, preferences and privileges provided in this Agreement, including the accrual and accumulation of Preference Payments, and (ii) the Company shall pay interest on the Redemption Price applicable to such unredeemed Series A Preferred Units at a per annum rate equal to ten percent (10%), compounded daily; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”), provided, however, that the Company shall take all such actions as may be necessary, including without limitation, making any applicable governmental filings, to cause the Maximum Permitted Rate to be the highest possible rate. In the event any provision hereof would result in the rate of interest payable hereunder being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date to the extent permitted by law. Subject to Section 6.9(a), accrued and unpaid interest on any past due Redemption Price shall be due and payable when such Redemption Price is paid.

Section 6.10 Preemptive Rights. Subject to the terms and conditions of Section 6.8, this Section 6.10 and Applicable Securities Laws, if the Company proposes to offer or sell any Equity Securities, the Company shall first offer such Equity Securities to each Member holding Series A Preferred Units (excluding any such Member who is not an “accredited investor” as defined in Regulation D promulgated under the Securities Act) (each, a “Preemptive Right Member”).

(a) The Company shall give notice (the “Offer Notice”) to each Preemptive Right Member, stating (i) its bona fide intention to offer such Equity Securities, (ii) the number of such Equity Securities to be offered, (iii) the price and terms, if any, upon which it proposes to offer such Equity Securities, and (iv) if the consideration to be paid for such Equity Securities includes non-cash consideration, the Fair Market Value thereof.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Preemptive Right Member may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such Equity Securities which equals the proportion that the Series A Preferred Units then held by such Preemptive Right Member bears to the total Series A Preferred Units then outstanding; provided that if the consideration to be paid for such Equity Securities includes non-cash consideration, each Preemptive Right Member shall be entitled, at its option, to pay the price in cash in lieu of such non-cash consideration. At the expiration of such twenty (20) day period, the Company shall promptly notify each Preemptive Right Member that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Member”) of any other Preemptive Right Member’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Member may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the Equity Securities for which Preemptive Right Members were entitled to subscribe but that were not subscribed for by the Preemptive Right Members which is equal to the proportion that the Series A Preferred Units then held by such Fully Exercising Member bears to the Series A Preferred Units then held by all Fully Exercising Members who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 6.9(c) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of Equity Securities pursuant to Section 6.10(d).

(c) If all Equity Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 6.10(c), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 6.10(c), offer and sell the remaining unsubscribed portion of such Equity Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the Equity Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Equity Securities shall not be offered unless first reoffered to the Preemptive Right Members in accordance with this Section 6.10.

(d) Subject to the terms and conditions of this Section 6.9 and Applicable Securities Laws, if any Subsidiary of the Company proposes to offer or sell any Equity Securities, such Subsidiary shall first offer such Equity Securities to each Member holding Series A Preferred Units in accordance with the terms and conditions of this Section 6.10, mutatis mutandis.

Section 6.11 Closing Fee. At the Initial Closing, the Company shall pay to the Agent, for its own account, in immediately available funds, a closing fee equal to $900,000 to an account designated by the Agent, or a signed direction to withhold such closing fee from the Subscription Amount payable at the Initial Closing. Once paid, such fee shall be deemed fully earned and non-refundable.

Section 6.12 Unit Ownership Ledger. The Company shall create and maintain a ledger (the “Unit Ownership Ledger”) in accordance with the Company Agreement.

Section 6.13 D&O and Other Insurance.

(a) The Company shall obtain and maintain from financially sound and reputable insurers directors and officers liability insurance in an amount and on terms and conditions satisfactory to the Board (which shall include Side A Coverage), and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board determines that such insurance should be discontinued. Notwithstanding any other provision of this Section 6.13 to the contrary, for so long as the Series A Preferred Units Manager is serving on the Board, the Company shall maintain a directors and officers liability insurance policy in an amount of at least $3,000,000 (with additional Side A coverage of at least $2,000,000) and otherwise satisfactory to the Series A Preferred Units Manager, and the Company shall annually, within one hundred twenty (120) days after the end of each fiscal year of the Company, deliver to the Purchaser and the Agent a certification that such a directors and officers liability insurance policy remains in effect.

(b) The Company shall maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including, without limitation, loss, casualty or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. Such insurance must be satisfactory to the Agent. The Company will from time to time furnish to the Agent information in reasonable detail as to the insurance so maintained.

(c) The Company shall cause each contractor and subcontractor, prior to performing work on the Project, to supply proper evidence of the types of insurance as set forth in their respective contracts and will include, where applicable, professional liability insurance. Such insurance supplied by each contractor and subcontractor shall, with the exception of workers compensation, where contractually able: (i) add the Company and the Agent as additional insured; (ii) be primary with respect to insurance provided the Company, the Purchaser and the Agent as additional insured; (iii) waive rights of subrogation against the Company and the Agent as additional insured; and (iv) continue in force until all obligations of the contractor or subcontractor are fulfilled.

Section 6.14 Financial Covenants. The Company shall comply with the following financial covenants:

(a) Operating Cash Flow per Digester. Following the Stabilization Period of each Digester, such Digester shall have minimum quarterly Operating Cash Flow of $300,000.

(b) Total Operating Cash Flow. The Company will cause minimum quarterly Operating Cash Flow on a cumulative basis to be not less than the amounts specified below for the periods specified below:

Calendar Months following Initial Closing Date	Cumulative Operating Cash Flow
15 months	$1,500,000
18 months	$2,300,000
21 months	$3,200,000
24 months	$7,900,000
27 months	$15,600,000
30 months	$21,100,000
33 months	$26,500,000
36 months	$32,900,000
39 months	$39,900,000
42 months	$46,000,000
45 months	$52,100,000
48 months	$59,300,000
51 months	$67,000,000
54 months	$73,000,000
57 months	$79,000,000
60 months	$86,000,000

(c) Minimum Biogas Output. Commencing on October 18, 2019, the Company will cause the average biogas output generated by the Digesters from cow manure and reported monthly to be not less than 11 MMBTU per WCE per year on a seasonally adjusted, annualized basis.

Section 6.15 Operational Covenants. The Company shall comply with the following covenants:

(a) The Company shall comply with and shall enforce all of the terms of the Project Contracts.

(b) The Company shall not (i) cancel or terminate any Project Contract or consent to or accept any cancellation or termination thereof; (ii) amend, modify or change in any manner any term or condition of any Project Contract or give any consent, waiver or approval thereunder; (iii) waive any default under or any breach of any term or condition of any Project Contract; or (iv) take any other action in connection with any Project Contract that would impair the value of the interest or rights of the Company thereunder or that would impair the rights or interests of the Agent or the Purchaser therein.

(c) The Company shall comply with all applicable Laws and all of its contractual obligations.

(d) The Company shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company.

(e) The Company shall maintain a centralized monitoring and control system for data collection comprising all key performance indicators and measured parameters, with primary data feeds connected to a control console to be located at the Keyes Plant with a connecting feed to Maas Energy’s offices until such time as the Maas Energy Contract expires in accordance with its terms.

(f) The Company may transition operation and maintenance of the Project from Maas Energy to another contractor, acceptable to the Agent, after the first anniversary following the end of the Stabilization Period.

(g) The Company shall maintain regular contact with each dairy farmer to monitor and notify the Agent of any changes in the feed to the cows at each dairy.

(h) The Company shall maintain an inventory of required spares and long lead time items to ensure uninterrupted operations of the Digesters.

(i) At the Agent’s request, and the Company’s sole expense, the Company will engage and maintain a California- approved specialist bioenergy consultant to maximize proceeds from the Company’s LCFS and RIN credits.

(j) The Company shall not create or acquire any Subsidiaries.

(k) The Company shall not make any loans or advances to, or investments in, any other Person, outside of prepaid or trade account arrangements typical and reasonable to operate the business.

(l) The Company shall not amend, restate, supplement or otherwise modify the Gantt chart or the Project Budget without the prior written approval of the Agent and the Third Party Consultant.

(m) The Company shall maintain in full force and effect all Permits necessary or desirable for the Development of the Project.

(n) The Company shall establish and maintain proper procedures in accordance with applicable law for obtaining conditional and final lien waivers from all contractors and subcontractors performing work on the Project, and the Company shall obtain, or cause to be obtained, sworn lien waivers concurrently with each payment to each contractor and subcontractor performing work on the Project. All such lien waivers shall comply with applicable law and shall evidence receipt of all payments made prior to the date thereof or that are then due and payable.

(o) The Company shall not make any payments to Aemetis pursuant to the Management Agreement without the Agent’s prior written consent nor during or following a Trigger Event.

(p) After the date hereof, any DDRDP grants applied for by the Company with respect to the Project shall be applied for by the Company and shall be awarded directly to the Company.

Section 6.16 Other Covenants. The Company shall comply with the following covenants:

(a) The Company shall provide the Agent as soon as practicable with all engineering drawings in connection with construction and completion of the Project, Project Contracts, materials estimates and takeoffs, plans and specifications, Permits and approvals, the Project Budget, Milestone and construction schedules, and bonding insurance, in each case to be prepared or approved by Maas Energy and confirmed by the Third Party Consultant.

(b) The Company agrees to enter into, at least ninety (90) days prior to the end of the Stabilization Period of the Initial Digesters, CNG and/or natural gas supply agreements with one or more transportation and/or energy companies (“CNG Transportation Agreements”), including G&G and Al Gilbert, satisfactory to the Agent, that allow for transport of 100% of biogas generated from the Project for a minimum term of six (6) years.

(c) Upon completion of the Initial Digesters, the Company agrees to cover any cost overrun in the Project Budget, from time to time, by arranging USDA guaranteed, low interest rate loans up to $20,000,0000 to avoid any work stoppages during execution of the Project (the “USDA Loan Condition”), on terms acceptable to the Agent.

Section 6.17 Collateral.

(a) Collateral Documents Generally. To secure full and complete payment and performance of the Obligations, the Company shall from time to time execute and deliver, or cause to be executed and delivered, all Collateral Documents required by the Agent to grant to the Agent, for the benefit of the Secured Parties, a perfected, first priority lien on and security interest in all present and future property of the Company. The Company shall execute and cause to be executed such further documents and instruments, including without limitation, UCC financing statements, as the Agent, in its sole discretion, deems necessary or desirable to create, evidence, preserve, protect, and perfect its liens and security interests in the Collateral.

(b) Mortgages. Promptly after entering into a Lease with respect to each Additional Digester, the Company shall, at the Company’s sole cost and expense, promptly execute and deliver to the Agent a first priority Mortgage in recordable form covering such Lease, the related leasehold estate, all improvements on the leasehold estate and all appurtenances thereto, together with the following documents, all of which must be satisfactory in form and substance to the Agent:

(i) an ALTA mortgagee’s title policy with respect to such Mortgage;

(ii) an ALTA survey with respect to the real property covered by such Mortgage, prepared and certified to the Agent by a surveyor acceptable to the Agent;

(iii) evidence satisfactory to the Agent that the property covered by such Mortgage is not in a flood zone;

(iv) if requested by the Agent, an environmental assessment of the real property covered by such Mortgage prepared by an environmental engineer reasonably acceptable to the Agent, and accompanied by such reports, certificates, studies or data as the Agent may reasonably require, which shall all be in form and substance satisfactory to the Agent;

(v) an acknowledgement and agreement in recordable form, in favor of the Agent, executed by the lessor under such Lease and, if different from such lessor, the owner and operator of the relevant dairy, with respect to such Mortgage and such Lease;

(vi) a consent and nondisturbance agreement executed by each prior mortgagee of the premises covered by the Lease; and

(vii) such other information, documents, and certificates as may be reasonably required by the Agent.

(c) Further Assurances.   Promptly upon request by the Agent, the Company shall (a) correct any defect or error that may be discovered in any Transaction Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Agent may require from time to time in order to (i) carry out more effectively the purposes of the Transaction Document, (ii) subject the Company’s or any of its Subsidiaries' properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Transaction Document or under any other instrument executed in connection with any Transaction Document to which the Company or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(d) Obligations Secured by Collateral. Notwithstanding anything to the contrary contained in the Collateral Documents, the aggregate amount of the Obligations secured by the Collateral shall be limited to an amount equal to the sum of (i) $30,000,000, plus (ii) all interest, fees, charges, expenses, reimbursement obligations and indemnification obligations of the Company under the Transaction Documents, whether absolute or contingent, due or to become due, or now existing or hereafter arising or incurred, including, without limitation, all fees, charges and disbursements of counsel to the Agent or to any other Secured Party that are required to be paid by the Company pursuant to any Transaction Document. Nothing contained in this Section 6.17(d) shall limit or affect the absolute and unconditional obligation of the Company to pay and perform when due all of the Obligations.

(e) As-Built Surveys. Within thirty (30) after the completion of construction of each Digester, the Company, at the Company’s sole cost and expense, shall deliver to the Agent a final “as-built” survey of such Digester, certified to the Agent and the relevant title insurance company, showing the completed Digester, which survey shall be in form and substance satisfactory to the Agent and the title insurance company, and shall disclose no easements, rights-of-way or other encumbrances, except for those that are acceptable to the Agent.

Section 6.18 Post-Closing Obligations. The Company agrees that it will timely perform all of its covenants and agreements contained on Annex IV hereto. Any failure by the Company to timely perform any of its covenants on Annex IV shall constitute an immediate Trigger Event.

ARTICLE VII.
TRIGGER EVENTS AND REMEDIES

Section 7.1 Trigger Events. The term “Trigger Event” means, wherever used herein any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(a) Non-Payment. The Company fails to (i) redeem any of the Series A Preferred Units on the applicable Redemption Date in accordance with this Agreement, or (ii) pay when due, any interest or fee due hereunder, or (iii) pay when due any other amount payable hereunder or under any other Transaction Document; or

(b) Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of the Transaction Documents; or

(c) Other Defaults. The Company ceases to carry on its business in the ordinary course, except where such cessation occurs in connection with a sale of all or substantially all of the assets of the Company, or a restructuring or reorganization of the Company, which has been approved in writing by the Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company herein, in any other Transaction Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Company (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee having an aggregate principal amount of more than $100,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company as a result thereof is greater than $100,000; or

(f) Insolvency Proceedings, Etc. The Company institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Company becomes insolvent or unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against the Company (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $100,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $100,000, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000; or

(j) Invalidity of Transaction Documents. Any provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Company or any other Person contests in any manner the validity or enforceability of any provision of any Transaction Document; or the Company or any Affiliate of the Company denies that it has any or further liability or obligation under any provision of any Transaction Document, or purports to revoke, terminate or rescind any provision of any Transaction Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any of the Collateral Documents shall cease, for any reason, to be in full force and effect, or the Company or any Affiliate of the Company shall so assert, or any Lien created by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(m) Project Contracts. The Company shall fail to perform or observe any term, covenant or agreement contained in any Project Contract on its part to be performed or observed where such failure could reasonably be expected to have a Material Adverse Effect; or

(n) Material Adverse Effect. There shall occur any event, condition or development that could, in the sole opinion of the Agent, reasonably be expected to have a Material Adverse Effect; or

(o) Note Purchase Agreement. A default or event of default shall occur under the Note Purchase Agreement.

Section 7.2 Redemption and other Remedies upon Trigger Event. If any Trigger Event occurs and is continuing, the Agent, at its option, may take any or all of the following actions:

(a) terminate any obligation of the Purchaser to purchase Series A Preferred Units under this Agreement or otherwise;

(b) increase the percentage in Section 6.9(a) from seventy-five percent (75%) to one hundred percent (100%);

(c) increase the total number of Common Units into which Preferred Units may be converted from 1,200,000 Common Units to 5,000,000 Common Units; and/or

(d) exercise any and all rights and remedies available to it and the Purchaser under the Transaction Documents.

Section 7.3 Mandatory Redemption on Bankruptcy Trigger Event. Notwithstanding anything to the contrary herein, and notwithstanding any conversion that is then required or in process, upon any Bankruptcy Trigger Event occurring prior to or following the Final Redemption Date, the Company shall immediately redeem, in cash, each of the Series A Preferred Units then outstanding at a redemption price equal to the Final Redemption Price plus any all liquidated damages and other costs, expenses or amounts due in respect of the Series A Preferred Units or otherwise owing under this Agreement, without the requirement for any notice or demand or other action by the Agent or any other Person, provided that the Agent may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Trigger Event, in whole or in part, and any such waiver shall not affect any other rights of the Agent or any Unitholder hereunder, including any other rights in respect of such Bankruptcy Trigger Event, any right to conversion, and any right to payment of such amounts, as applicable.

Section 7.4 Application of Funds. After the exercise of remedies provided for in Section 7.2, any amounts received on account of the Obligations shall be applied by the Agent in the following order (or as otherwise determined by the Agent in its sole discretion):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent) payable to the Agent in its capacity as such;

Second, to payment of all other Obligations in such order and manner as the Agent may elect in its sole discretion; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

ARTICLE VIII.
MISCELLANEOUS

Section 8.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and each Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

Section 8.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, provided that the Company shall not assign any of its rights or obligations under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 8.3 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.

Section 8.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 8.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 8.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature pages hereto, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.6.

Section 8.7 No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this Agreement. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

Section 8.8 Fees and Expenses; Taxes; Indemnification.

(a) Whether or not any Closing occurs, the Company shall pay on demand (i) all expenses incurred by the Agent, the Purchaser and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel (including local counsel) for the Agent, in connection with the preparation, negotiation, execution, delivery and administration of the Transaction Documents or any amendments, modifications or waivers of the provisions of the Transaction Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all expenses incurred by the Agent, the Purchaser and their respective Affiliates, including the fees, charges and disbursements of any counsel (including local counsel) for the Agent, the Purchaser, and their respective Affiliates in connection with the enforcement, preservation or protection of their rights under or in connection with the Transaction Documents, including all such expenses incurred in connection with any Trigger Event or Potential Trigger Event. Expenses being reimbursed by the Company under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i) appraisals, asset valuations, and insurance reviews;

(ii) field examinations and Collateral audits;

(iii) auditing, monitoring and evaluating the Development of the Project;

(iv) background checks regarding senior management of the Company, as deemed necessary or appropriate in the sole discretion of the Agent;

(v) Taxes, fees and other charges for (A) Lien and title searches and title insurance, (B) surveys of property encumbered by the Mortgages, (C) environmental audits, and (D) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent's Liens;

(vi) sums paid or incurred to take any action required of the Company under the Transaction Documents that the Company fails to pay or take; and

(vii) retaining engineers, auditors, accountants, consultants, valuation experts, and other advisors.

(b) All Units issued hereunder by the Company shall be duly and validly issued, fully paid and nonassessable, free and clear of all Taxes, Liens, and charges with respect to the issuance thereof.

(c) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Company when due, and the Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Investor will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(d) The Company shall indemnify the Agent (and any sub-agent thereof) and the Purchaser and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any Affiliate of the Company arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Transaction Documents, (ii) any Purchase or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substance on or from any property owned or operated by the Company or any of its Subsidiaries, or any environmental liability related in any way to the Company or any of its Subsidiaries, (iv) the Development of the Project, or (v) any actual or prospective Action relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any or any of the Company’s Affiliates, managers, directors, members, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.

(e) To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Purchase or the use of the proceeds thereof. No Indemnitee referred to in subsection (d) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(f) The provisions of this Section shall survive any termination of this Agreement and any redemption of the Series A Preferred Units.

(g) All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

Section 8.9 Time of the Essence. Time is of the essence of this Agreement and the other Transaction Documents.

Section 8.10 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company, the Agent and the holders of all of the then outstanding Series A Preferred Units. Any amendment or waiver effected in accordance with this Section 8.10 shall be binding upon the Purchaser and each transferee of the Series A Preferred Units (or the Common Units issuable upon conversion thereof), each future holder of all such Units, the Agent and the Company.

Section 8.11 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

Section 8.12 Delays or Omissions; Independence of Covenants.

(a) No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.

(b) All covenants of the Company hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Trigger Event or a Potential Trigger Event if such action is taken or condition exists.

Section 8.13 Entire Agreement. This Agreement (including the Exhibits and Annexes hereto), the Company Agreement and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

Section 8.14 Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

Section 8.15 Termination of Closing Obligations. The Purchaser shall have the right to terminate its obligation to complete any Closing, if prior to the occurrence thereof, any of the following occurs:

(a) the Company consummates a Deemed Liquidation Event; or

(b) a Trigger Event or Potential Trigger Event exists.

Section 8.16 Submission to Jurisdiction; Jury Trial Waiver.

(a) THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE. THE COMPANY AND MEMBERS EACH HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE FOR ALL PURPOSES IN CONNECTION WITH ANY ACTION OR PROCEEDING WHICH ARISES OUT OF OR RELATES TO THIS AGREEMENT AND AGREE THAT ANY ACTION INSTITUTED UNDER THIS AGREEMENT SHALL BE BROUGHT ONLY IN THE CHANCERY COURT OF THE STATE OF DELAWARE. IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE PROVISIONS OF THIS AGREEMENT AND ANY PROVISION OF THE CERTIFICATE OF FORMATION OR ANY MANDATORY PROVISION OF THE DELAWARE ACT, THE APPLICABLE PROVISION OF THE CERTIFICATE OF FORMATION OR THE DELAWARE ACT SHALL CONTROL.

(b) EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE PURCHASED UNITS OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 8.17 No Commitment for Additional Financing. The Company acknowledges and agrees that the Agent and the Purchaser have not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Series A Preferred Units by the Purchaser as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by the Agent or the Purchaser or their representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by the Agent or the Purchaser or their representatives, and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by the Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. The Purchaser shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

Section 8.18 Press Releases and Announcements. The Company may issue a press release or otherwise make public statements related to this Agreement that are consistent with past practice; provided, however, that the Company shall not disclose in such press release or other public statement the identity of the Agent or any Purchaser without prior written consent of the Agent or the Purchaser.

Section 8.19 Replacement of Certificates. If any certificate or instrument evidencing any of the Series A Preferred Units, or any of the Common Units resulting for a conversion of Series A Preferred Units, is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction.

Section 8.20 Remedies. In addition to being entitled to exercise all rights provided herein or granted by Law, including recovery of damages, each of the Company, the Purchaser and the Agent will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at Law would be adequate.

Section 8.21 No Advisory or Fiduciary Responsibility. In connection with all aspects of the Transaction (including in connection with any amendment, waiver or other modification of this Agreement or of any other Transaction Document), the Company acknowledges and agrees that: (i) (A) the services regarding this Agreement provided by the Agent and the Purchaser are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Agent, the Purchaser and their respective Affiliates, on the other hand, (B) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transaction; (ii) (A) the Agent and the Purchaser and each of their respective Affiliates is and has been acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person and (B) neither the Agent, the Purchaser nor any of their respective Affiliates has any obligation to the Company or any of its Affiliates with respect to the Transaction except, in the case of the Agent and the Purchaser, those obligations expressly set forth herein and in the other Transaction Documents; and (iii) the Agent and the Purchaser and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Agent, the Purchaser nor any of their respective Affiliates has any obligation to disclose any of such interests to the Company or its Affiliates. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the Agent, the Purchaser and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any Transaction.

Section 8.22 Payments Set Aside. To the extent that the Company makes a payment or payments to the Agent, or the Agent enforces any Lien or exercise its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 8.23 Payments Generally. All payments to be made by the Company under this Agreement and the Collateral Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Company hereunder and under the Collateral Documents shall be made to the Agent’s Account, for the account of the Purchaser or other Person to which such payment is owed, in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Company shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

Section 8.24 Acknowledgments. The Company hereby represents, warrants and acknowledges that:

(a) it has been advised by its own legal counsel in the negotiation, execution and delivery of the Transaction Documents;

(b) it has made an independent decision to enter into this Agreement and the other Transaction Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by the Agent or the Purchaser, whether written, oral or implicit, other than as expressly set out in this Agreement;

(c) there are no representations, warranties, covenants, undertakings or agreements by the Agent or the Purchaser as to the Transaction Documents except as expressly set out in this Agreement;

(d) Condon Tobin Sladek Thornton PLLC is counsel for the Agent only and is not counsel for the Company or any of its Affiliates;

(e) should any Trigger Event or Potential Trigger Event occur or exist, each of the Agent and the Purchaser will determine in its discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time;

(f) without limiting any of the foregoing, the Company is not relying upon any representation or covenant by the Agent or the Purchaser, or any representative thereof, and no such representation or covenant has been made, that the Agent or the Purchaser will, at the time of any Trigger Event or Potential Trigger Event, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Transaction Documents with respect to any such Trigger Event or Potential Trigger Event or any other provision of the Transaction Documents; and

(g) the Agent and the Purchaser have all relied upon the truthfulness of the acknowledgments in this Section in deciding to enter into this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Series A Preferred Unit Purchase Agreement as of the date first written above.

COMPANY: AEMETIS BIOGAS LLC By: /s/ Eric McAfee Name: Eric McAfee (print) Title: President Address: 20400 Stevens Creek Blvd Suite 700 Cupertino, CA 95014

Signature Page to
Series A Preferred Unit Purchase Agreement

PURCHASER:

PROTAIR-X AMERICAS, INC.

By: /s/ Dev Bhangui
Dev Bhangui
President

Address:
Brookfield Place, TD Canada Trust Tower
3930 – 161 Bay Street
Toronto, ON M5J 2S1
Canada

Email dev@thirdeyecapital.com

Facsimile: 416-981-3393

Signature Page to
Series A Preferred Unit Purchase Agreement

AGENT:

THIRD EYE CAPITAL CORPORATION,
as Agent

By:            /s/ Arif N. Bhalwani

Name:       Arif N. Bhalwani

(print)

Title:         Managing Director

Address:
3930 – 161 Bay Street
Toronto, ON M5J 2S1
Canada
Email ops@thirdeyecapital.com
Facsimile: 416-981-3393